Exhibit 99.1

PART II

Item 6.	Selected Financial Data

The following table sets forth our selected financial and operating data, on a historical consolidated basis, which has been revised for the disposition of qualifying properties during 2002, 2003 and 2004, which have been reclassified as discontinued operations for the periods presented in accordance with SFAS No. 144. Refer to Note 23 of the Consolidated Financial Statements. The following data should be read in conjunction with our financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 8-K.

Our historical operating results, including net income, may not be comparable to our future operating results.

	For the year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per unit data)
Statement of Operations Information:
Total revenue	$1,301,358	$1,176,806	$978,071	$836,145	$734,435

Expenses:
Rental operating	398,056	365,618	311,730	262,261	233,572
Hotel operating	52,250	31,086	—	—	—
General and Administrative	45,359	47,292	38,312	35,659	29,455
Interest	299,436	263,067	211,391	204,900	193,135
Depreciation and Amortization	207,712	177,755	142,414	126,764	113,295
Net derivative losses	1,038	11,874	26,488	—	—
Loss from early extinguishment of debt	1,474	2,386	—	433	—
Loss on investments in securities	—	4,297	6,500	—	—

Income before income from unconsolidated joint ventures	296,033	273,431	241,236	206,128	164,978
Income from unconsolidated joint ventures	6,016	7,954	4,186	1,758	468
Minority interests in property partnerships	1,604	2,171	1,194	(836)	(4,634)

Income before gain (loss) on sale of real estate	303,653	283,556	246,616	207,050	160,812
Gain (loss) on sale of real estate	70,627	228,873	8,078	(313)	8,735
Gain on sale of land held for development	—	4,431	3,160	—	—

Income before discontinued operations	374,280	516,860	257,854	206,737	169,547
Discontinued operations	99,021	54,098	34,487	22,122	17,414

Income before cumulative effect of a change in accounting principle	473,301	570,958	292,341	228,859	186,961
Cumulative effect of a change in accounting principle	—	—	(8,432)	—	—

Net income before preferred distributions	473,301	570,958	283,909	228,859	186,961
Preferred distributions	(23,608)	(31,258)	(36,026)	(32,994)	(32,111)

Net income available to common unitholders	$449,693	$539,700	$247,883	$195,865	$154,850

Basic earnings per common unit:
Income before discontinued operations and cumulative effect of a change in accounting principle	$2.97	$4.27	$2.00	$1.82	$1.53
Discontinued operations	0.84	0.48	0.31	0.23	0.19
Cumulative effect of a change in accounting principle	—	—	(0.07)	—	—

Net Income	$3.81	$4.75	$2.24	$2.05	$1.72

Weighted average number of common units outstanding	118,087	113,617	110,803	95,532	90,058

Diluted earnings per common unit:
Income before discontinued operations and cumulative effect of a change in accounting principle	$2.93	$4.22	$1.96	$1.79	$1.52
Discontinued operations	0.83	0.47	0.31	0.23	0.19
Cumulative effect of a change in accounting principle	—	—	(0.07)	—	—

Net Income	$3.76	$4.69	$2.20	$2.02	$1.71

Weighted average number of common and common equivalent units outstanding	119,673	115,084	113,001	96,849	90,599

	December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet information:
Real estate, gross	$8,919,234	$8,608,052	$7,423,979	$6,112,779	$5,609,424
Real estate, net	7,919,665	7,785,919	6,704,125	5,526,060	5,138,833
Cash	22,686	55,275	98,067	280,957	12,035
Total assets	8,488,940	8,365,344	7,219,583	6,226,470	5,434,772
Total indebtedness	5,004,720	5,147,220	4,314,942	3,414,891	3,321,584
Minority interests in property partnerships	27,627	29,882	34,428	—	15,500
Redeemable partnership units	1,419,360	1,105,561	1,287,866	1,631,595	1,237,238
Partners’ capital	1,721,149	1,806,869	1,342,592	993,847	686,788

	For the year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per unit data)
Other Information:
Funds from operations (1)	$501,137	$466,899	$397,934	$330,868	$266,631
Funds from operations, as adjusted (1)	502,175	487,293	415,902	330,868	266,631
Distributions per common unit	2.50	2.41	2.27	2.04	1.75
Cash flow provided by operating activities	488,275	437,380	419,403	329,474	303,469
Cash flow provided by (used in) investing activities	97,496	(1,017,283)	(1,303,622)	(563,173)	(654,996)
Cash flow provided by (used in) financing activities	(618,360)	537,111	701,329	502,621	351,396
Total square feet at end of year	43,894	42,411	40,718	37,926	35,621
Leased rate at end of year	92.1%	93.9%	95.3%	98.9%	98.4%

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after specific supplemental adjustments, including net derivative losses and early surrender lease adjustments. Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, as well as that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

A reconciliation of FFO and FFO, as adjusted, to net income available to common unitholders computed in accordance with GAAP is provided under the heading of “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Forward Looking Statements

This Report on Form 10-K contains forward-looking statements within the meaning of the federal securities laws, principally, but not only, under the captions “Business and Growth Strategies,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We caution investors that any forward-looking statements in this report, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments;

•	failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with Boston Properties, Inc.’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and

•	risks associated with our dependence on key personnel whose continued service is not guaranteed.

The risks included here are not exhaustive. Other sections of this report may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise.

Overview

Boston Properties Limited Partnership is the entity through which Boston Properties, Inc. conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Our properties are concentrated in four core markets—Boston, midtown Manhattan, Washington, D.C. and San Francisco. We generate revenue and cash primarily by leasing our Class A office space to our tenants. Factors we consider when we lease space include creditworthiness of the tenant, the length of the lease, the rental rate to be paid, costs of tenant improvements, operating costs and real estate taxes, vacancy and general economic factors.

Our industry’s performance is generally predicated on a sustained pattern of job growth. In 2003, while the overall United States economy began to demonstrate sustained overall economic growth, there were few indications that the economy was creating jobs at a pace sufficient to lead to increased demand for our office space. We continued to operate in a period of weak fundamentals, evidenced by relatively high vacancy and correspondingly lower market rents.

Our strategy of owning high-quality office buildings concentrated in strong, supply-constrained markets and emphasizing long-term leases to creditworthy tenants lessened the overall impact of the weak fundamentals in the operating environment by limiting our lease expiration exposure both from natural lease expirations and from terminations due to tenant defaults. This ameliorated the potential decline in gross revenues even as we renewed or re-let space at lower rents and enabled us to experience only a very slight decline in our portfolio occupancy.

In the face of these challenging market conditions, we have followed a disciplined approach to managing our operations by focusing primarily on enhancing the value of our existing portfolio through strategic sales and successful leasing efforts and by solidifying our capital structure through the refinancing of a significant portion of our variable-rate debt with long-term fixed-rate debt. At the same time, we continued to selectively pursue new acquisition and development opportunities. The highlights of our 2003 activity reflect this strategy.

•	We sold three real estate assets for gross sales prices totaling $555 million. We also leveraged our strong relationships to acquire $298 million of interests in real estate assets in the Washington, D.C. area.

•	We completed the construction and lease-up of two development projects, the 422,000 square-foot Two Freedom Square building in the Washington, D.C. suburb of Reston, Virginia and the 57,000 square foot Shaws supermarket at the Prudential Center in Boston. These buildings were 100% leased upon completion.

•	We have three remaining development projects: New Dominion Technology Park, Building Two; Times Square Tower; and 901 New York Avenue. New Dominion Technology Park, Building Two is a

257,400 square-foot building located in the Washington D.C. suburb of Herndon, Virginia that is 100% leased to the General Services Administration. Times Square Tower is a 47 story building with 1.2 million net rentable square feet. Times Square Tower, a portion of which will be placed into service in the spring of 2004 is currently approximately 35% leased. This building was originally 60% pre-leased to Arthur Andersen, but that lease was terminated in the wake of that firm’s demise. 901 New York Avenue is a 538,500 square foot building located in Washington, D.C. in which we have a 25% interest. This building is 80% leased as of December 31, 2003.

•	We did not commence construction on any new office developments in 2003 although during the year we purchased land and formed joint ventures with land owners that will offer the opportunity to commence development in 2004 or beyond.

•	The strength of our portfolio supplemented with the acquisitions and new developments that were brought on-line in 2003 allowed us to increase our total revenue by 10.5% in 2003.

•	We refinanced $725 million of variable-rate debt with unsecured fixed-rate debt at an average interest rate of 5.60% with maturities ranging from 10 to 12 years. We also entered into amended loan agreements with existing lenders on $150.6 million of debt during the year. At the end of 2003, our fixed-rate debt represents 91.2% of our total outstanding debt. Our variable-rate debt at the end of 2003 consisted of our two construction facilities associated with our two remaining development projects and our unsecured revolving credit facility. We believe that the matching of our long-term fixed-rate debt financing with the long duration of our leases represents an appropriately prudent financial structure, but this has come with the short-term cost of greater interest expense than we would have incurred with variable-rate debt financing.

We are optimistic that market conditions will not deteriorate further. However, without strong job growth in our markets, we do not expect to see significant improvement in occupancy or rental rates during 2004. We are well positioned to weather a continuation of the current operating environment and prosper when sustained job growth resumes. If such job growth is accompanied by a rising interest rate environment, we will have a financial platform that will enable us to realize the benefits of our long-term fixed-rate debt.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. From time to time, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Real Estate

Upon acquisitions of real estate, we assess the fair value of acquired tangible and intangible assets, including land, buildings, tenant improvements, above and below market leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and allocate the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings at replacement cost. We assess and consider fair value based on estimated cash flow projections that utilize appropriate discount and/

or capitalization rates, as well as available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on our acquisitions to date, our allocation to customer relationship intangible assets has been immaterial.

We record acquired “above and below” market leases at their fair value; using a discount rate which reflects the risks associated with the leases acquired, equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.

Real estate is stated at depreciated cost. The cost of buildings and improvements includes the purchase price of property, legal fees and other acquisition costs. Costs directly related to the development of properties are capitalized. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be “long-lived assets to be held and used” as defined by SFAS No. 144 are considered on an undiscounted basis to determine whether an asset has been impaired, our established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was adopted on January 1, 2002, requires that qualifying assets and liabilities and the results of operations that have been sold, or otherwise qualify as “held for sale,” be presented as discontinued operations in all periods presented if the property operations are expected to be eliminated and we will not have significant continuing involvement following the sale. The components of the property’s net income that is reflected as discontinued operations include the net gain (or loss) on the eventual disposition of the property held for sale, operating results, depreciation and interest expense (if the property is subject to a secured loan). Following the classification of a property as “held for sale”, no further depreciation is recorded on the assets.

A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgement. Our capitalization policy on our development properties is guided by SFAS No. 34

“Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portion under construction.

Investments in Unconsolidated Joint Ventures

Except for ownership interests in a variable interest entity, we account for our investments in joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities. These investments are recorded initially at cost, as Investments in Unconsolidated Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over 40 years. Under the equity method of accounting, our net equity is reflected on the consolidated balance sheets, and our share of net income or loss from the joint ventures is included on the consolidated statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, our recognition of joint venture income or loss generally follows the joint venture’s distribution priorities, which may change upon the achievement of certain investment return thresholds.

We serve as the development manager for the joint venture at 901 New York Avenue currently under development. The profit on development fees received from this joint venture is recognized to the extent attributable to the outside interest in the joint venture.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the terms of our respective leases. In accordance with SFAS No. 141, we recognize rental revenue of acquired in-place “above and below” market leases at their fair value over the terms of the respective leases. Accrued rental income represents rental income recognized in excess of rent payments actually received pursuant to the terms of the individual lease agreements. We maintain an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If our estimates of collectibility differ from the cash received, the timing and amount of our reported revenue could be impacted. The average remaining term of our in-place tenant leases was approximately 7.0 years as of December 31, 2003. The credit risk is mitigated by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and continual monitoring of our portfolio to identify potential problem tenants.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with Emerging Issues Task Force, or EITF, Issue 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, or Issue 99-19. Issue 99-19 requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk.

Our hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

We record our development fees earned on real estate projects on a straight-line basis over the development period, which approximates the percentage of completion method described in SOP 81-1 and provides a more accurate measurement over the period of fees earned. Management fees are recorded and earned based on a percentage of collected rents at the properties under management, and not on a straight-line basis, since such fees are contingent upon the collection of rents.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No.66, “Accounting for Sales of Real Estate.” The specific timing of the sale is measured against various criteria in SFAS No.66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Depreciation and Amortization

We compute depreciation and amortization on our properties using the straight-line method based on estimated useful asset lives. In accordance with SFAS No. 141, we allocate the acquisition cost of real estate to land, building, tenant improvements, acquired “above-” and “below-” market leases, origination costs and acquired in-place leases based on an assessment of their fair value and depreciate or amortize these assets over their useful lives. The amortization of acquired “above-” and “below-” market leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

We calculate the fair value of our mortgage debt notes payable and unsecured senior notes. We discount the spread between the future contractual interest payments and future interest payments on our mortgage debt and unsecured notes based on a current market rate. In determining the current market rate, we add a market spread to the quoted yields on federal government treasury securities with similar maturity dates to our own debt. In addition, we are also required to adjust the carrying values of our derivative contracts on a quarterly basis to their fair values. Because our valuations of our financial instruments are based on these types of estimates, the fair value of our financial instruments may change if our estimates do not prove to be accurate.

Results of Operations

The following discussion is based on our Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001.

Commencing during the third quarter of 2002, we began reporting on a consolidated basis the gross operating revenues and expenses associated with the ownership of our hotels through our taxable REIT subsidiary, whereas in the past we only reported net lease payments and real estate taxes. As a result, the reporting of the hotel operations for the year ended December 31, 2003 is not directly comparable to the year ended 2002. Therefore, hotel revenue and hotel expenses have been presented on a net basis for the twelve month period ended December 31, 2003 (otherwise entitled “Hotel Net Operating Income”) to provide a basis of comparison to prior periods.

As of December 31, 2003 and 2002, we owned 140 properties and 142 properties, respectively (we refer to all of the properties that we own as our “Total Portfolio”). Our property operations, including property management, development and leasing are regionally aligned with the objective of becoming the dominant landlord in our core markets. Management reviews operating and financial data for each property separately and independently from all other properties. Major decisions regarding the allocation of financing, investing, information technology and capital allocation are made in conjunction with the input of senior management located in our corporate headquarters.

Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting No. 144. SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. At March 31, 2004, we had designated as held for sale (1) Decoverly Two, Three, Six and Seven, consisting of two Class A office properties totaling approximately 155,000 net rentable square feet and two land parcels, one of which is subject to a ground lease, located in Rockville, Maryland, (2) The Arboretum, a Class A office property totaling approximately 96,000 net rentable square feet located in Reston, Virginia, and (3) 38 Cabot Boulevard, an industrial property totaling approximately 161,000 net rentable square feet located in Langhorne, Pennsylvania. We have presented the properties discussed above as discontinued operations in our statement of operations for the years ended December 31, 2003, 2002 and 2001.

As a result of changes in 2002 within our Total Portfolio, the financial data presented below shows significant changes in revenues and expenses from period to period. We do not believe our period to period financial data are comparable due to the changes in our Total Portfolio. Therefore, the comparison of operating results for the years ended December 31, 2003, 2002 and 2001 show changes resulting from properties that we owned for each period compared (we refer to this comparison as our “Same Property Portfolio” for the applicable period) and the changes attributable to our Total Portfolio. This table includes a reconciliation from Same Property Portfolio to Total Portfolio by also providing information for the properties which were sold, acquired or placed into service for the years ended December 31, 2003, 2002 and 2001.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

The table below shows selected operating information for the Same Property Portfolio and the Total Portfolio. The Same Property Portfolio consists of 122 properties, including three hotels and four properties in which we have joint venture interests, acquired or placed in service on or prior to January 1, 2002 and owned by us through December 31, 2003. The Total Property Portfolio includes the effect of the other properties either placed in service or acquired after January 1, 2002 or disposed of on or prior to December 31, 2003. This table includes a reconciliation from Same Property Portfolio to Total Portfolio by also providing information for the properties which were sold, acquired or placed into service for the years ended December 31, 2003 and 2002. Our net property operating margins, which are defined as rental revenue less operating expenses exclusive of the three hotel properties, for the year ended December 31, 2003 and 2002 were 67%.

	Same Property Portfolio				Properties Sold		Properties Acquired		Properties Placed in Service		Total Portfolio
(dollars in thousands)	2003	2002	Increase/ (Decrease)	% Change	2003	2002	2003	2002	2003	2002	2003	2002		Increase/ (Decrease)	% Change
Rental Revenue:
Rental Revenue	$917,506	$912,981	$4,525	0.50%	$2,893	$46,284	$153,832	$33,885	$130,528	$103,027	$1,204,759	$1,096,177		$108,582	9.91%
Termination Income	6,136	6,820	(684)	-10.03%	—	—	—	—	—	—	6,136	6,820		(684)	-10.03%

Total Rental Revenue	923,642	919,801	3,841	0.42%	2,893	46,284	153,832	33,885	130,528	103,027	1,210,895	1,102,997	(1)	107,898	9.78%

Operating Expenses	327,338	318,550	8,788	2.76%	865	11,911	38,496	8,611	31,357	23,359	398,056	362,431	(2)	35,625	9.83%

Net Operating Income, excluding hotels	596,304	601,251	(4,947)	-0.82%	2,028	34,373	115,336	25,274	99,171	79,668	812,839	740,566		72,273	9.76%

Hotel Net Operating Income	17,833	23,284	(5,451)	-23.41%	—	—	—	—	—	—	17,833	23,284		(5,451)	-23.41%

Consolidated Net Operating Income (3)	614,137	624,535	(10,398)	-1.66%	2,028	34,373	115,336	25,274	99,171	79,668	830,672	763,850		66,822	8.75%

Other Revenue:
Development and Management Services											17,347	10,748		6,599	61.40%
Interest and Other											3,033	5,504		(2,471)	-44.89%

Total Other Revenue											20,380	16,252		4,128	25.40%
Other Expenses:
General and administrative											45,359	47,292		(1,933)	-4.09%
Interest											299,436	263,067		36,369	13.82%
Depreciation and amortization	153,370	145,608	7,762	5.33%	275	4,616	26,120	5,202	27,947	22,329	207,712	177,755		29,957	16.85%
Net derivative losses											1,038	11,874		(10,836)	-91.26%
Loss from early extinguishment of debt											1,474	2,386		(912)	-38.22%
Loss on investments in securities											—	4,297		(4,297)	-100.00%

Total Other Expenses	153,370	145,608	7,762	5.33%	275	4,616	26,120	5,202	27,947	22,329	555,019	506,671		48,348	9.54%
Income before joint ventures	460,767	478,927	(18,160)	-3.79%	1,753	29,757	89,216	20,072	71,224	57,339	296,033	273,431		22,602	8.27%
Income from unconsolidated joint ventures	$3,041	$4,738	$(1,697)	-35.82%	—	—	$2,975	$3,216	—	—	6,016	7,954		(1,938)	-24.37%

Income from discontinued operations	$4,427	$4,509	$(82)	-1.82%	$2,652	$18,673					7,079	23,182		(16,103)	-69.46%
Minority Interests in property partnerships											1,604	2,171		(567)	26.12%
Gains on sales of real estate											70,627	228,873		(158,246)	-69.14%
Gains on sales of land held for development											—	4,431		(4,431)	-100.00%
Gains on sales of real estate from discontinued operations											91,942	30,916		61,026	197.39%
Preferred distributions											(23,608)	(31,258)		(7,650)	24.47%

Net Income available to common unitholders											$449,693	$539,700		$(90,007)	-16.68%

(1)	Excludes Hotel Revenue of $12,771 for the year ended December 31, 2002. This amount is included as part of Total Revenue on the Consolidated Statements of Operations and has been included as part of Hotel Net Operating Income in the table above.
(2)	Excludes Hotel Operating Expenses of $3,187 for the year ended December 31, 2002. This amount is included as part of Hotel Operating Expenses on the Consolidated Statements of Operations and has been included as part of Hotel Net Operating Income in the table above.
(3)	See Page 9 for a discussion of Hotel Net Operating Income. For a detailed discussion of NOI, including the reasons management believes NOI is useful to investors, see Page 25.

Rental Revenue

The increase in rental revenue of $108.6 million in the Total Portfolio primarily relates to new leases signed and in place in connection with the acquisition of 399 Park Avenue in the third quarter of 2002, the purchase of the remaining interests in One and Two Discovery Square as of April 1, 2003 and the purchase of the remaining interests in One and Two Freedom Square as of August 5, 2003, as well as the purchase of 1333 New Hampshire Avenue. These additions to the portfolio increased revenue by approximately $119.9 million, as described below:

		Revenue for the year ended
Property	Date Acquired	2003	2002	Change
			(in thousands)
399 Park Avenue	September 25, 2002	$129,033	$33,885	$95,148
One and Two Discovery Square	April 1, 2003	9,542	—	9,542
One and Two Freedom Square	August 5, 2003	11,732	—	11,732
1333 New Hampshire Ave	October 8, 2003	3,525	—	3,525

Total Additions		$153,832	$33,885	$119,947

This increase was offset by a decrease of $43.3 million due to the sale of One and Two Independence Square and 2300 N Street during 2002 and 2003 that have not been classified as discontinued operations due to our continuing involvement in the management of the properties. In addition, the placing into service of Five Times Square in the first quarter of 2002, continued lease-up of 111 Huntington Avenue, Waltham Weston Corporate Center which was placed into service during 2003 and the addition of Shaws Supermarket in Boston added revenue of $27.5 million. The overall increase in the remaining Same Property Portfolio reflects declining base rents of approximately $6.3 million and a slight decrease in occupancy offset by an increase in straight line rents of $5.6 million resulting from increased free rent periods on renewals during 2003 as well as an increase in operating expense reimbursements related to higher operating expenses.

Termination Income

Termination income for the year ended December 31, 2003 was related to 21 tenants across the portfolio that terminated their leases and made termination payments totaling approximately $6.1 million. This compared to termination income earned for the year ended December 31, 2002 related to 23 tenants totaling $6.8 million. As the business climate continues to improve, we expect termination income will dissipate to levels below 2003 and 2002.

Development and Management Services

The increase in development and management services income of $6.6 million primarily resulted from the recognition of fees in the current year on certain third-party development projects, some of which began in 2002, and an overall increase in management fees due to the continuing involvement in properties sold during 2003. Development fees increased by $2.8 million on the 90 Church Street project in New York City related to the services provided to remediate damages resulting from the events of September 11, 2001. There was an overall increase of $1.1 million in development fees in Washington, D.C. on the National Institute of Health and 901 New York Avenue projects. During 2003, approximately $1.8 million was recognized as development fees on the construction of the residential building, The Belvidere in Boston, MA. The remaining increases relate to new management agreements entered into with the sale of 2300 N Street and One and Two Independence Square for the year ended December 31, 2003. Our third-party revenue is project specific and highly dependent on our ability to secure third-party development contracts.

Interest and Other Income

Interest and other income decreased by $2.5 million in the Total Portfolio for the year ended December 31, 2003. Of the total variance, $1.0 million is a result of interest earned on a note receivable related to the sale of real estate in September 2002. In addition, during 2002 there was a one-time refund of approximately $1.3 million, which related to the resolution of a prior-year tax matter.

Operating Expenses

Property operating expenses in the Total Portfolio (real estate taxes, utilities, insurance, repairs and maintenance, cleaning and other property-related expenses) increased by $35.6 million. Approximately $29.8 million of the increase is due to the additions of 399 Park Avenue, 1333 New Hampshire Avenue, One and Two Discovery Square and One and Two Freedom Square. The increases were offset by a decrease of $11.0 million related to One and Two Independence Square and 2300 N Street which were sold during 2002 and 2003 and that have not been classified as discontinued operations due to our continuing involvement in the management of the properties. In addition, the continued lease-up of 111 Huntington Avenue, Five Times Square and Waltham Weston Corporate Center properties which were placed into service during 2002 and the placing into service Shaws Supermarket in Boston added approximately $8.0 million of operating expenses. The remaining increases are due to the overall increase in Same Property Portfolio operating expenses of $8.8 million.

Property operating expenses in the Same Property Portfolio increased during the year ended December 31, 2003 primarily due to increases in real estate taxes of $6.7 million, or 5.7%, and increases in insurance of $2.3 million, or 22.3%. The increases in real estate taxes are due to higher property tax assessments and rate increases, specifically in New York, which represented $5.1 million of the increase. Increases in insurance premiums in the Same Property Portfolio and Total Portfolio are related to increases in premium rates on existing coverage as well as the increased cost to purchase coverage under the federal Terrorism Risk Insurance Act of 2002. Other decreases were mainly due to an overall decrease in occupancy from 93.9% at December 31, 2002 to 92.1% at December 31, 2003.

Hotel Net Operating Income

Net operating income for the hotel properties decreased by $5.5 million or approximately 23.41% for the year ended December 31, 2003 compared to the year ended December 31, 2002. These decreases are due to the ongoing downturn being experienced in business travel and the tourism industry in the Boston market. While our Boston area hotels have yet to show any meaningful improvement, we are cautiously optimistic that they will gradually recover in 2004 with the Democratic National Convention and a number of other city-wide events scheduled to be held in Boston.

The following reflects our occupancy and rate information for the three hotel properties for the years ended December 31, 2003 and 2002:

	2003	2002
Occupancy	77.3%	80.7%
Average daily rate	$166.40	$181.13
Revenue per available room, REVPAR	$128.78	$146.25

Other Expenses

General and Administrative

General and administrative expenses in the Total Portfolio decreased during the year ended December 31, 2003 as compared to the year ended December 31, 2002 by $1.9 million or 4.09%. A decrease of $2.8 million is related to the write-off of unrecoverable leasing commissions related to our termination of the lease with Arthur Andersen for 620,947 square feet at the Times Square Tower during the second quarter of 2002. In addition, an increase of $2.2 million is attributed to changes in the form of equity-based compensation, as further described below.

In 2003, Boston Properties, Inc. transitioned to using solely restricted stock and/or LTIP units as opposed to granting stock options and restricted stock, under the 1997 Stock Option and Incentive Plan as its primary vehicle for employee equity compensation. Employees vest in restricted stock and LTIP units over a five-year term. Restricted stock and LTIP units are measured at fair value on the date of grant based on the number of shares or units granted and the price of Boston Properties, Inc.’s common stock on the date of grant as quoted on the New York Stock Exchange. Such value is recognized as an expense ratably over the corresponding employee service period. To the extent restricted stock or LTIP units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to “Stock-based compensation.” Stock-based compensation expense associated with restricted stock issued by Boston Properties, Inc. was $2.2 million during the year ended December 31, 2003. Stock-based compensation associated with $6.1 million of restricted stock that was granted by Boston Properties, Inc. in January 2003 will generally be expensed ratably as such restricted stock vests over a five-year vesting period. Stock-based compensation associated with approximately $9.4 million of restricted stock and LTIP units that were granted in January 2004 will also be incurred ratably as such restricted stock and LTIP units vest. To the extent the Board of Directors of Boston Properties, Inc. continues the policy of granting restricted equity awards we will continue to experience higher costs associated with equity based compensation until 2008 at which time the incremental increase associated with each year’s award will be fully realized.

Interest Expense

Interest expense for the Total Portfolio increased as a result of our strategic decision to replace our variable rate debt with primarily unsecured fixed rate debt and a decrease in the amount of capitalized interest on development projects. This was primarily due to placing into service and cessation of interest capitalization on Five Times Square, 111 Huntington Avenue, Two Freedom Square, Shaw’s Supermarket and 611 Gateway and the issuance of $1.5 billion of unsecured fixed-rate senior notes (including $750 million issued in December 2002). Our total debt outstanding at December 31, 2003 was approximately $5.0 billion compared to $5.1 billion at December 31, 2002.

	December 31,
	2003	2002
	(dollars in thousands)
Debt Summary:
Balance
Fixed rate	$4,566,188	$3,890,196
Variable rate	438,532	1,257,024

Total	$5,004,720	$5,147,220

Percent of total debt:
Fixed rate	91.24%	75.58%
Variable rate	8.76%	24.42%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.67%	6.99%
Variable rate	2.87%	3.04%

Total	6.33%	6.03%

Depreciation and Amortization

Depreciation and amortization expense for the Total Portfolio increased as a result of the additions and placing into service of Five Times Square, 111 Huntington Avenue, 399 Park Avenue, One and Two Discovery Square, One and Two Freedom Square, 611 Gateway, 1333 New Hampshire Avenue and other properties which we acquired or placed in service after January 1, 2002. The increases were offset by decreases of $4.3 million related to properties that were sold during 2002 and 2003 that were not classified as discontinued operations.

Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the year ended December 31, 2003 and 2002 were $5.0 million and $5.1 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the year ended December 31, 2003 and 2002 was $19.2 million and $22.5 million, respectively. These costs are not included in the interest expense referenced above.

Net Derivative Losses

Net derivative losses for the Total Portfolio represent the mark-to-market and cash settlements of our derivative contracts, consisting of interest rate swaps, payments that were not effective for accounting purposes. The fair value of our derivative contract, which was $8.2 million at December 31, 2003, is included on our balance sheets. As a result of our contract modification in August 2003 we will have no further earnings volatility on the remaining derivative contract. See Item 7A- Quantitative and Qualitative Disclosures about Market Risk.

Joint Ventures

The decrease in income from unconsolidated joint ventures in the Total Portfolio as well as the Same Property Portfolio is related to the purchase of the remaining interests in One and Two Discovery Square and One and Two Freedom Square. One and Two Discovery Square are included in the Total Portfolio Revenue as of April 1, 2003. One and Two Freedom Square are included in the Total Portfolio Revenue as of August 5, 2003. The reclassification of these properties caused the overall income from joint ventures to decrease for the year ended December 31, 2003.

Other

Gains on sales of real estate for the year ended December 31, 2003 related to the sale of 2300 N Street in the first quarter for a gain of $64.7 million. In the second and third quarter, there was a transfer of certain mortgage issuance costs, as described in Note 6 to the Consolidated Financial Statements that resulted in a gain of $5.8 million. Gains on sales of real estate for the year ended December 31, 2002 related to the sale of One and Two Independence Square were not included in discontinued operations as we have continuing involvement through a third party management agreement after the sale.

The decrease in income from discontinued operations for the year ended December 31, 2003 was a result of the discontinued properties being sold during the first quarter of 2003. Accordingly, unlike in 2002 we did not recognize a full quarter of revenue and expenses with respect to those properties for the first, second or third quarter of 2003. In addition, income from discontinued operations for the year ended December 31, 2002 included two properties sold during 2002. For both periods, Sugarland Business Park- Building Two, 430 Rozzi Place, The Arboretum, 38 Cabot Boulevard, and Decoverly Two, Three, Six and Seven are included as part of income from discontinued operations.

Gains on sales of real estate from discontinued operations for the year ended December 31, 2003 primarily related to the gain recognized on the sale of 875 Third Avenue and The Candler Building. The gains on sales for the year ended December 31, 2002 are the result of the dispositions of (1) Fullerton Square, consisting of two office/technical properties totaling 179,453 square feet in Springfield, Virginia and (2) 7600, 7700, and 7702 Boston Boulevard, consisting of three buildings totaling 195,227 square feet in Springfield, Virginia.

The decrease in our preferred distributions of $7.7 million for the year ended December 31, 2003 was a result of the conversion of 3,567,518 of our preferred units into 4,434,374 common units.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

The table below shows selected operating information for the Same Property Portfolio and the Total Portfolio. The Same Property Portfolio consists of 116 properties, including three hotels and five properties in which we have joint venture interests, acquired or placed in service on or prior to January 1, 2001 and owned by us through December 31, 2003. The Total Property Portfolio includes the effect of the other properties either placed in service or acquired after January 1, 2001 or disposed of on or prior to December 31, 2003. This table includes a reconciliation from Same Property Portfolio to Total Portfolio, detailing properties which were sold, acquired or placed into service for the years ended December 31, 2002 and 2001. Our net property operating margins, which are defined as rental revenue less operating expenses exclusive of the three hotel properties for the year ended December 31, 2002 and 2001 was approximately 67%.

	Same Property Portfolio				Properties Sold		Properties Acquired		Properties Placed in Service		Total Portfolio
(dollars in thousands)	2002	2001	Increase/ (Decrease)	% Change	2002	2001	2002	2001	2002	2001	2002		2001		Increase/ (Decrease)	% Change
Rental Revenue:
Rental Revenue	$797,094	$784,423	$12,671	1.62%	$46,284	$50,238	$131,392	$64,776	$121,407	$13,298	$1,096,177		$912,735		$183,442	20.10%
Termination Income	6,820	7,230	(410)	-5.67%	—	—	—	—	—	1,426	6,820		8,656		(1,836)	-21.21%

Total Rental Revenue	803,914	791,653	12,261	1.55%	46,284	50,238	131,392	64,776	121,407	14,724	1,102,997	(1)	921,391	(1)	181,607	19.71%

Operating Expenses	280,095	268,032	12,063	4.50%	11,912	12,437	43,162	21,668	27,262	3,812	362,431	(2)	305,949	(2)	56,482	18.46%

Net Operating Income, excluding hotels	523,819	523,621	198	0.04%	34,372	37,801	88,230	43,108	94,145	10,912	740,566		615,442		125,124	20.33%

Hotel Net Operating Income	23,284	26,549	(3,265)	-12.30%	—	—	—	—	—	—	23,284		26,549		(3,265)	-12.30%

Consolidated Net Operating Income (3)	547,103	550,170	(3,067)	-0.56%	34,372	37,801	88,230	43,108	94,145	10,912	763,850		641,991		121,859	18.98%

Other Revenue:
Development and Management Services											10,748		12,167		(1,419)	-11.66%
Interest and Other											5,504		12,183		(6,679)	-54.82%

Total Other Revenue											16,252		24,350		(8,098)	-33.26%
Other Expenses:
General and administrative											47,292		38,312		8,980	23.44%
Interest											263,067		211,391		51,676	24.45%
Depreciation and amortization	128,669	124,002	4,667	3.76%	4,617	5,617	18,883	9,431	25,586	3,364	177,755		142,414		35,341	24.82%
Net derivative losses											11,874		26,488		(14,614)	-55.17%
Loss from early extinguishments of debt											2,386		—		2,386	100.00%
Loss on investments in securities											4,297		6,500		(2,203)	-33.89%

Total Other Expenses	128,669	124,002	4,667	3.76%	4,617	5,617	18,883	9,431	25,586	3,364	506,671		425,105		81,566	19.19%
Income before joint ventures and discontinued operations	418,434	426,168	(7,734)	-1.81%	29,755	32,184	69,347	33,677	68,559	7,548	273,431		241,236		32,195	13.35%
Income from unconsolidated joint ventures	$5,225	$4,013	$(1,212)	-30.20%	—	—	—	—	$2,729	$173	7,954		4,186		3,768	90.01%

Income from discontinued operations	$5,644	$7,140	$(1,496)	-20.95%	$17,538	$27,347	—	—	—	—	23,182		34,487		(11,305)	-32.78%

Minority interests in property partnerships											2,171		1,194		977	81.83%
Gains on sales of real estate											228,873		8,078		220,795	2,733.29%
Gains on sales of land held for development											4,431		3,160		1,271	40.22%
Gains on sales of real estate from discontinued operations											30,916		—		30,916	100.00%
Cumulative effect of a change in accounting principle											—		(8,432)		8,432	100.00%
Preferred distributions											(31,258)		(36,026)		(4,768)	-13.23%

Net Income available to common unitholders											$539,700		$247,883		$291,817	117.72%

(1)	Excludes Hotel Revenue of $12,771 and $32,330 for the years ended December 31, 2002 and 2001, respectively. These amounts are included as part of Total Revenue on the Consolidated Statements of Operations and have been included as part of Hotel Net Operating Income in the table above.
(2)	Excludes Hotel Operating Expenses of $3,187 and $5,781 for the years ended December 31, 2002 and 2001, respectively. These amounts are included as part of Hotel Operating Expenses on the Consolidated Statements of Operations and have been included as part of Hotel Net Operating Income in the table above.
(3)	See Page 9 for a discussion of Hotel Net Operating Income. For a detailed discussion of NOI, including the reasons management believes NOI is useful to investors, see Page 25.

Rental Revenue

The increase in rental revenue of $183.4 million in the Total Portfolio primarily relates to new leases signed and in place at December 31, 2002 in connection with the acquisition of Citigroup Center in the second quarter of 2001 and the acquisition of 399 Park Avenue in the third quarter of 2002, the commencement of occupancy at 111 Huntington Avenue in the fourth quarter of 2001 and the placing into service of Five Times Square in the first quarter of 2002. These increased revenue by $174.7 million. This increase was offset by a decrease of approximately $4.0 million related to the sale of One and Two Independence Square during 2002 that have not been classified as discontinued operations due to our continuing involvement in the management of these properties after the sale. Properties sold during 2002 included One and Two Independence Square, 2391 West Winton Avenue, Fullerton Square, 875 Third Avenue and 7600, 770 and 7702 Boston Boulevard. The overall increases in the Same Property Portfolio of $12.7 million account for the remaining increase in the total portfolio revenue.

Termination Income

The termination income for the year ended December 31, 2002 was related to 23 tenants across the portfolio that terminated their leases and made termination payments totaling approximately $6.8 million. This compared to termination income received in the prior year related primarily to thirty-three tenants throughout our portfolio who terminated their leases in 2001 and made termination payments totaling approximately $8.7 million.

Development and Management Services

The decrease in development and management income of $1.4 million primarily resulted from the completions of projects during 2001, including certain third-party contracts as well as certain of our joint venture projects. This was offset by development fees earned on a new joint venture project which was started in 2002 as well as, an increase in management fees relating to certain of our joint ventures which were placed into service in 2002. Our third party revenue is project specific and highly dependent on our ability to secure third-party development contracts.

Interest and Other Income

The decrease in interest and other income related to the Total Portfolio is a result of less interest earned due to lower average cash balances maintained and lower interest rates on cash balances during the year ended December 31, 2002 as compared to the year ended December 31, 2001. During the year ended December 31, 2001, the higher average cash balance was attributable to unused proceeds from our public offering of common stock in October 2000.

Operating Expenses

Property operating expenses (real estate taxes, utilities, insurance, repairs and maintenance, cleaning and other property-related expenses) in the Total Property portfolio increased by $56.5 million during the year ended December 31, 2002. Approximately $44.9 million of increase in property operating expenses were primarily due to the additions of the Citigroup Center, Five Times Square, 399 Park Avenue and 111 Huntington Avenue properties that we acquired or placed in service after January 1, 2001. The office leases include reimbursements from tenants for a portion of these operating expenses. The increases were offset by a decrease of approximately $1.0 million related to One and Two Independence Square and 2300 N Street which were sold during 2002 and 2003 and that have not been classified as discontinued operations due to our continuing involvement in the management of the properties after the sale, reflected as properties sold in the table above.

Property operating expenses in the Same Property Portfolio increased during the year ended December 31, 2002 primarily due to increases in real estate taxes of $5.2 million, or 5.0%, and increases in insurance of $4.1 million, or 70.6%. The increase in real estate taxes was primarily due to higher property tax assessments. Increases in insurance in the Same Property Portfolio and Total Portfolio are related to increases in rates on existing coverage and the purchase of a separate stand-alone terrorism policy. Overall increases in the same property portfolio of $2.8 million account for the remaining increase in the Same Property portfolio operating expenses.

Hotel Net Operating Income

Net operating income for the hotel properties decreased by $3.3 million or approximately 12.3% for the year ended December 31, 2002 compared to the year ended December 31, 2001. These decreases were related to the general downturn in the economy as well as lasting effects of September 11, 2001.

The following reflects our occupancy and rate information for the three hotel properties for the years ended December 31, 2002 and 2001:

	2002	2001
Occupancy	80.7%	80.5%
Average daily rate	$181.13	$197.39
Revenue per available room, REVPAR	$146.25	$158.50

Other Expenses

General and Administrative

General and administrative expenses in the Total Portfolio increased during the year ended December 31, 2002 by approximately $9.0 million, of which $2.8 million related to the write-off in the second quarter of non-recoverable commissions related to the termination of the lease with Arthur Andersen for 620,947 square feet at the Times Square Tower development project. The remaining increase related primarily to increases in compensation and related expenses, specifically an increase of $3.3 million related to bonuses awarded to senior management for the year ended December 31, 2002 as compared to the year ended December 31, 2001. Stock-based compensation associated with restricted stock units granted by Boston Properties, Inc. was $1.2 million during the year ended December 31, 2002. Additional amounts include a $1.4 million increase related to a decrease in capitalized wages resulting from decreased development activity in 2002 compared to the year ended December 31, 2001, and a $0.5 million increase in costs incurred related to implementing the requirements of the Sarbanes Oxley Act of 2002.

Interest Expense

Interest expense for the Total Portfolio increased as a result of having a higher average outstanding debt balance as compared to the prior period as well as decreased interest capitalization. This was primarily due to placing into service and cessation of interest capitalization on Five Times Square, 111 Huntington Avenue and 611 Gateway and new debt incurred related to the acquisition of Citigroup Center and 399 Park Avenue. Our total debt outstanding at December 31, 2002 was approximately $5.1 billion, compared to $4.3 billion at December 31, 2001.

	December 31,
	2002	2001
	(dollars in thousands)
Debt Summary:
Balance
Fixed rate	$3,890,196	$3,448,903
Variable rate	1,257,024	866,039

Total	$5,147,220	$4,314,942

Percent of total debt:
Fixed rate	75.58%	79.93%
Variable rate	24.42%	20.07%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.99%	7.27%
Variable rate	3.04%	3.77%

Total	6.03%	6.57%

Depreciation and Amortization

Depreciation and amortization expense for the Total Portfolio increased as a result of the additions of the Citigroup Center, Five Times Square, 111 Huntington Avenue and 399 Park Avenue properties and other properties that we acquired or placed in service after January 1, 2001. The increases were offset by decreases related to properties that were sold during 2002 that were not included in discontinued operations.

Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the year ended December 31, 2002 and 2001 were $5.1 million and $6.6 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the year ended December 31, 2002 and 2001 was $22.5 million and $59.3 million, respectively. These costs are not included in the interest expense referenced above.

Net Derivative Losses

Net derivative losses represent the mark-to-market of our derivative contracts and payments that were not effective for accounting purposes. During the year ended December 31, 2002, we recognized a reduction in the fair value of our contracts as a result of generally low interest rates. The fair value of our derivative contracts is included on our balance sheets.

Loss from early extinguishments of debt

The loss from early extinguishment of debt for the year ended December 31, 2002 related to a debt extinguishment charge we incurred in connection with the prepayment of debt in connection with the sale of a property.

Loss on investments in securities

During the year ended December 31, 2002, we recognized losses on our investments in securities of approximately $4.3 million. This loss was related to the write-off of our investment in the securities of a technology company due to our determination that the decline in the fair value of these securities was an other than temporary decline. The loss on investment of $6.5 million for the year ended December 31, 2001 was related to the write-off of investments in securities of two technology companies.

Joint Ventures

Income from unconsolidated joint ventures increased by $3.8 million for the year ended December 31, 2002. The primary result of the increase is related to the completion of the repositioning of 265 Franklin Street during 2001 as well as receiving preferential returns on certain other joint ventures resulting from the achievement of specified investment return thresholds. The additional increase in the Total Portfolio is related to the placing in service of One and Two Discovery Square. Excluded from Same Property Portfolio is Discovery Square and Two Freedom Square due to their development.

Other

Gains on sales of real estate for the year ended December 31, 2002 related to the sale of One and Two Independence Square which were not included in discontinued operations, as we have continuing involvement through a third-party management agreement after the sale.

The decrease in income from discontinued operations for the year ended December 31, 2002 was a result of the discontinued properties being sold prior to December 31, 2002, and therefore we did not recognize a full year of revenue and expenses as we did in the prior year. Properties included in discontinued operations for the year ended December 31, 2002 included 875 Third Avenue, The Candler Building, Fullerton Square, 2391 West Winton Avenue, 7600, 7700, 7702 Boston Boulevard, Decoverly Two, Three, Six, Seven, The Arboretum and 38 Cabot Boulevard.

Gains on sales of real estate from discontinued operations for the year ended December 31, 2002 related to the gain recognized on the properties that were sold. These properties included Fullerton Square, 2391 West Winton Avenue and 7600, 7700 and 7702 Boston Boulevard.

The decrease in our preferred distributions from $36.0 million for the year ended December 31, 2001 to $31.3 million for the year ended December 31, 2002 was a result of the conversion of 3,567,518 of our preferred units into 4,434,374 common units.

Liquidity and Capital Resources

General

Our principal liquidity needs for the next twelve months are to:

•	fund normal recurring expenses;

•	meet debt service requirements including the repayment or refinancing of $65.9 million of indebtedness that matures within the twelve month period;

•	fund capital expenditures, including tenant improvements and leasing costs;

•	fund current development costs not covered under construction loans; and

•	make the minimum distribution required to assist Boston Properties, Inc., our general partner, to maintain its REIT qualification under the Internal Revenue Code of 1986, as amended.

We believe that these needs will be satisfied using cash flows generated by operations and provided by financing activities. Rental revenue, recovery income from tenants, and other income from operations are our principal sources of capital used to pay operating expenses, debt service, recurring capital expenditures and the minimum distribution required to maintain Boston Properties, Inc.’s REIT qualification. We seek to increase income from our existing properties by maintaining quality standards for our properties that promote high occupancy rates and permit increases in rental rates while reducing tenant turnover and controlling operating expenses. Our sources of revenue also include third-party fees generated by our office real estate management, leasing, development and construction businesses. Consequently, we believe our revenue, together with proceeds from financing activities, will continue to provide the necessary funds for our short-term liquidity needs. However, material changes in these factors may adversely affect our net cash flows. Such changes, in turn, would adversely affect our ability to fund distributions, debt service payments and tenant improvements. In addition, a material adverse change in our cash provided by operations may affect the financial performance covenants under our unsecured line of credit and unsecured senior notes.

Our principal liquidity needs for periods beyond twelve months are for the costs of developments, property acquisitions, scheduled debt maturities, major renovations, expansions and other non-recurring capital improvements. We expect to satisfy these needs using one or more of the following:

•	construction loans;

•	long-term secured and unsecured indebtedness;

•	income from operations;

•	joint ventures;

•	sales of real estate;

•	issuances of additional common units and/or preferred units; and

•	our unsecured revolving line of credit or other short term bridge facilities.

We draw on multiple financing sources to fund our long-term capital needs. Our line of credit is utilized primarily as a bridge facility to fund acquisition opportunities and meet short-term development needs. We fund our development projects with construction loans until project completion or lease-up thresholds are achieved. In 2003 we completed three highly successful offerings of unsecured investment grade senior notes and expect to utilize the bond market, asset backed mortgage financing and common and preferred equity as cost-effective capital sources for other long-term capital needs.

Cash Flow Summary

The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Item 8. Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Cash and cash equivalents were $22.7 million and $55.3 million at December 31, 2003 and December 31, 2002, respectively, representing a decrease of $32.6 million. The decrease was a result of the following increases and decreases in cash flows:

	Years ended December 31,
	2003	2002	Increase (Decrease)
	(in thousands)
Net cash provided by operating activities	$488,275	$437,380	$50,895
Net cash provided by (used in) investing activities	$97,496	$(1,017,283)	$1,114,779
Net cash provided by (used in ) financing activities	$(618,360)	$537,111	$(1,155,471)

Our principal source of cash flow is related to the operation of our office properties. In addition, over the past year, we have recycled capital through the sale of some of our office properties and raised proceeds from secured and unsecured borrowings. The average term of a tenant lease is approximately 7.0 years with occupancy rates historically in the range of 92% to 98%. Our properties provide a relatively consistent stream of cash flow that provides us with resources to pay operating expenses, debt service and fund quarterly distribution payment requirements.

Cash is used in investing activities to fund acquisitions, development and recurring and nonrecurring capital expenditures. We selectively invest in new projects that enable us to take advantage of our development, leasing, financing and property management skills and invest in existing buildings that meet our investment criteria. Cash provided by investing activities for the twelve months ended December 31, 2003 consisted of the following:

(in thousands)
Proceeds from the sales of real estate	$524,264

The cash provided by investing is partially offset by:
Investments in unconsolidated joint ventures	(4,495)
Recurring capital expenditures	(18,514)
Planned non-recurring capital expenditures associated with acquisition properties	(4,464)
Hotel improvements, equipment upgrades and replacements	(2,345)
Acquisitions/additions to real estate	(396,950)

Net cash provided by investing activities	$97,496

Cash used in financing activities for the year ended December 31, 2003 totaled approximately $618.4 million. This consisted of payments of distributions to unitholders and changes to our existing debt structure resulting in a net reduction of our total debt, including the repayment of certain construction loans, certain mortgage loans and the remaining balance on our unsecured bridge loan utilizing the proceeds from sales of real estate assets and through the issuance of $725 million of unsecured senior notes. Future debt payments are discussed below under the heading “Capitalization.”

Capitalization

At December 31, 2003, our total consolidated debt was approximately $5.0 billion. The weighted-average annual interest rate on our consolidated indebtedness was 6.33% and the weighted-average maturity was approximately 6.3 years.

Debt to total market capitalization ratio, defined as total consolidated debt as a percentage of the market value of our outstanding equity securities plus our total consolidated debt, is a measure of leverage commonly used by analysts in the REIT sector. Our total market capitalization was approximately $11.2 billion at December 31, 2003. Total market capitalization was calculated using the

December 31, 2003 Boston Properties, Inc. closing stock price of $48.19 per common share as the value of each common unit of BPLP and the following: (1) 98,230,177 outstanding common units of BPLP held by Boston Properties, Inc., (2) 22,362,534 outstanding common units of BPLP (excluding common units held by Boston Properties, Inc.), (3) an aggregate of 7,087,487 common units issuable upon conversion of all outstanding preferred units of BPLP, (4) an aggregate of 3,408 common units issuable upon conversion of all outstanding LTIP units, assuming all conditions have been met for the conversion of the LTIP units, and (5) our consolidated debt totaling approximately $5.0 billion. Our total consolidated debt at December 31, 2003 represented approximately 44.9% of our total market capitalization. This percentage will fluctuate with changes in the value of our common units and does not necessarily reflect our capacity to incur additional debt to finance our activities or our ability to manage our existing debt obligations. However, for a company like ours, whose assets are primarily income-producing real estate, the debt to total market capitalization ratio may provide investors with an alternate indication of leverage, so long as it is evaluated along with other financial ratios and the various components of our outstanding indebtedness.

Debt Financing

As of December 31, 2003, we had approximately $5.0 billion of outstanding indebtedness, representing 44.9% of our total market capitalization as calculated above under the heading “Capitalization”, consisting of $1.475 billion in publicly traded unsecured debt at an average interest rate of 5.95% with maturities of ten to twelve years, $3.471 billion of property-specific debt and $63 million drawn on our unsecured line of credit. The table below summarizes our mortgage notes payable, our senior unsecured notes, our unsecured bridge loan and our revolving line of credit with Fleet National Bank, as agent, at December 31, 2003 and 2002:

	December 31,
	2003	2002
	(dollars in thousands)
DEBT SUMMARY:
Balance
Fixed rate	$4,566,188	$3,890,196
Variable rate	438,532	1,257,024

Total	$5,004,720	$5,147,220

Percent of total debt:
Fixed rate	91.24%	75.58%
Variable rate	8.76%	24.42%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.67%	6.99%
Variable rate	2.87%	3.04%

Total	6.33%	6.03%

The variable rate debt shown above bears interest based on various spreads over the London Interbank Offered Rate or Eurodollar rates.

Unsecured Line of Credit

On January 17, 2003, we extended our $605.0 million unsecured revolving credit facility (the “Unsecured Line of Credit”) for a three year term expiring on January 17, 2006 with a provision for a one year extension at our option, subject to certain conditions. Outstanding balances under the Unsecured Line of Credit bear interest at a per annum variable rate of Eurodollar + 0.70%. In addition, a facility fee equal to 20 basis points per annum is payable in quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in our senior unsecured debt ratings. The Unsecured Line of Credit contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to us at a reduced Eurodollar rate. We utilize the Unsecured Line of Credit principally to fund development of properties, land and property acquisitions, and for working capital purposes. Our Unsecured Line of Credit is a recourse obligation.

Our ability to borrow under our unsecured revolving line of credit is subject to our compliance with a number of customary financial and other covenants on an ongoing basis, including: (1) an unsecured loan-to-value ratio against our total borrowing base not to exceed 60%, unless our leverage ratio exceeds 60%, in which case it is not to exceed 55%, (2) a secured debt leverage ratio not to exceed 55%, (3) a debt service coverage ratio of at least 1.40 for our borrowing base properties, (4) a fixed charge coverage ratio of at least 1.30 and a debt service coverage ratio of at least 1.50, (5) a leverage ratio not to exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) the leverage ratio can go to 65%, (6) limitations on additional indebtedness and distributions, and (7) a minimum net worth requirement. As of December 31, 2003, we were in compliance with financial restrictions and requirements then applicable.

At December 31, 2003, we had letters of credit totaling $5.7 million outstanding under our Unsecured Line of Credit and an outstanding draw of $63.0 million, and had the ability to borrow an additional $536.3 million under our Unsecured Line of Credit. As of March 5, 2004, we had no outstanding borrowings under our Unsecured Line of Credit.

Unsecured Senior Notes

During 2002, we completed an unregistered offering of $750 million in aggregate principal amount of our 6.25% senior unsecured notes due January 15, 2013. The notes were only offered to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and to certain institutional investors outside of the United States in reliance on Regulation S under the Securities Act. The notes were priced at 99.65% of their principal amount to yield 6.296%. We used the net proceeds to reduce the amounts outstanding under our unsecured bridge loan that were borrowed in connection with the acquisition of 399 Park Avenue.

During 2003, we issued an aggregate of $725 million of unsecured long-term debt at an average interest rate of 5.60% primarily to replace secured and unsecured, variable rate debt in the following offerings:

•	On January 17, 2003, we completed an unregistered offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of an additional $175 million aggregate principal amount of our 6.25% senior unsecured notes due January 15, 2013. The notes were priced at 99.763% of their principal amount to yield 6.28%. The additional notes are fungible, and form a single series, with the senior notes issued in December 2002. We used the net proceeds to repay the remaining balance of our unsecured bridge loan totaling approximately $105.7 million and to repay certain construction loans maturing in 2003 totaling approximately $60.0 million.

•	On March 18, 2003, we completed an unregistered offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of $300 million in aggregate principal amount of our 5.625% senior unsecured notes due April 15, 2015. The notes were priced at 99.898% of their principal amount to yield 5.636%. We used the net proceeds to refinance the mortgage debt on Five Times Square and for other general business purposes.

•	On May 22, 2003, we completed an unregistered offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of $250 million in aggregate principal amount of our 5.0% senior unsecured notes due June 1, 2015. The notes were priced at 99.329% of their principal amount to yield 5.075%. We used the net proceeds to repay the mortgage loan secured by the property at 2600 Tower Oaks Boulevard in Maryland, repay in full amounts outstanding under the unsecured line of credit and for other general business purposes.

Our unsecured senior notes are redeemable at our option, in whole or in part, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present value of the remaining scheduled payments of principal and interest discounted at a rate equal to the yield on U.S. Treasury securities with a comparable maturity plus 35 basis points, in each case plus accrued and unpaid interest to the redemption date. The indenture under which our senior unsecured notes were issued contains restrictions on incurring debt and using our assets as security in other financing transactions and other customary financial and other covenants, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of 1.5, and (4) unencumbered asset value to be no less than 150% of our unsecured debt. As of December 31, 2003, we were in compliance with each of these financial restrictions and requirements.

Under registration rights agreements with the initial purchasers of our senior unsecured notes, we agreed to use our reasonable best efforts to register with the SEC offers to exchange new notes issued by us, which we refer to as “exchange notes,” for the original notes. We closed the exchange offers relating to the 6.25% senior unsecured notes due January 15, 2013 on June 20, 2003, and we closed the exchange offer relating to the 5.625% senior unsecured notes due April 15, 2015 and 5.00% senior unsecured notes due June 1, 2015 on September 9, 2003. The exchange notes are in the same aggregate principal amount as and have terms substantially identical to the original notes, but the exchange notes are freely tradable by the holders, while the original notes were subject to resale restrictions. The exchange offers did not generate any cash proceeds for us.

Unsecured Bridge Loan

On September 25, 2002, we obtained unsecured bridge financing totaling $1.0 billion in connection with the acquisition of 399 Park Avenue. During 2002, we repaid approximately $894.3 million with proceeds from the offering of unsecured senior notes and proceeds from the sales of certain real estate properties. At December 31, 2002, the unsecured bridge loan had an outstanding balance of approximately $105.7 million. During January 2003, we repaid all amounts outstanding under our unsecured bridge loan with proceeds from the January 2003 offering of senior unsecured notes.

Mortgage Debt

At December 31, 2003, our total consolidated debt was approximately $5.0 billion. The weighted-average annual interest rate on our consolidated indebtedness was 6.33% and the weighted-average maturity was approximately 6.3 years. At December 31, 2003, our variable rate debt consisted almost entirely of our outstanding balance under our Unsecured Line of Credit ($63 million) and construction loans on Times Square Tower ($333 million) and New Dominion Two ($43 million). Variable rate debt currently encompassed only 8.76% of our total debt as of December 31, 2003.

The following table sets forth certain information regarding our mortgage notes payable at December 31, 2003:

Properties	Interest Rate	Principal Amount		Maturity Date
	(1)	(in thousands)
Citigroup Center	7.19%	$510,915		May 11, 2011
Times Square Tower	3.10%	332,890	(2)	November 29, 2004
Embarcadero Center One, Two and Federal Reserve	6.70%	300,236		December 10, 2008
Prudential Center	6.72%	280,091		July 1, 2008
280 Park Avenue	7.64%	262,394		February 1, 2011
599 Lexington Avenue	7.00%	225,000	(3)	July 19, 2005
Embarcadero Center Four	6.79%	145,459		February 1, 2008
Embarcadero Center Three	6.40%	140,254		January 1, 2007
Riverfront Plaza	6.61%	108,190		February 1, 2008
Democracy Center	7.05%	102,471		April 1, 2009
Embarcadero Center West Tower	6.50%	93,611		January 1, 2006
100 East Pratt Street	6.73%	86,805		November 1, 2008
One Freedom Square	5.33%	83,701	(4)	June 30, 2012
601 and 651 Gateway Boulevard	3.50%	81,511	(5)	September 1, 2006
One and Two Reston Overlook	7.45%	65,908	(6)	August 31, 2004
202, 206 & 214 Carnegie Center	8.13%	61,222		October 1, 2010
New Dominion Tech. Park, Bldg. One	7.69%	57,448		January 15, 2021
Reservoir Place	5.82%	56,103	(7)	July 1, 2009
Capital Gallery	8.24%	53,579		August 15, 2006
504, 506 & 508 Carnegie Center	7.39%	45,639		January 1, 2008
New Dominion Tech. Park, Bldg. Two	2.55%	42,642	(8)	December 19, 2005
10 and 20 Burlington Mall Road	7.25%	38,613	(9)	October 1, 2011
Ten Cambridge Center	8.27%	34,194		May 1, 2010
1301 New York Avenue	7.14%	29,323	(10)	August 15, 2009
Sumner Square	7.35%	29,255		September 1, 2013
Eight Cambridge Center	7.73%	26,995		July 15, 2010
510 Carnegie Center	7.39%	26,160		January 1, 2008
Lockheed Martin Building	6.61%	24,639	(11)	June 1, 2008
University Place	6.94%	23,463		August 1, 2021
Reston Corporate Center	6.56%	23,233		May 1, 2008
NIMA Building	6.51%	20,129	(11)	June 1, 2008
Bedford Business Park	8.50%	20,008		December 10, 2008
191 Spring Street	8.50%	19,583		September 1, 2006
101 Carnegie Center	7.66%	7,403		April 1, 2006
Montvale Center	8.59%	7,124		December 1, 2006
Hilltop Office Center	6.81%	5,209	(12)	March 1, 2019

Total		$3,471,400

(1)	Some of our mortgage notes and bonds are variable rate and determined by reference to LIBOR and Eurodollar rate contracts. The LIBOR/Eurodollar rate at December 31, 2003 was 1.12% per annum. Our LIBOR and Eurodollar rate contracts in effect on December 31, 2003 ranged from LIBOR/Eurodollar + 1.40% to LIBOR/Eurodollar + 1.95% per annum.
(2)	On January 23, 2004, the Company refinanced its $493.5 million construction loan secured by the Times Square Tower property in New York City. The loan bore interest at LIBOR + 1.95% per annum and was scheduled to mature in November 2004. The refinanced loan facility totaling $475.0 million is comprised of two tranches. The first tranche consists of a $300.0 million loan commitment which bears interest at LIBOR + 0.90% per annum and matures in January 2006, with a one year extension option. The second tranche consists of a $175.0 million term loan which bears interest at LIBOR + 1.00% per annum and matures in January 2007, unless the maturity date of the first tranche is not extended, in which case it will mature in January 2006. As of January 23, 2004 the outstanding balance under the loan was $345.9 million.

(3)	At maturity the lender has the option to purchase a 33.33% interest in this property in exchange for the cancellation of the principal balance of $225.0 million.
(4)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon the acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2003 was $74.9 million and the stated interest rate was 7.75%.
(5)	The mortgage loan matures on September 1, 2006 with an option held by the lender, subject to certain conditions, to extend the term to October 1, 2010. If extended, the loan will require payments of principal and interest at a fixed interest rate of 8.00% per annum based on a 27-year amortization period. See Note 6 to the Consolidated Financial Statements.
(6)	This loan was repaid on March 1, 2004.
(7)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon the acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2003 was $53.3 million and the stated interest rate was 7.0% per annum.
(8)	The total commitment amount under this construction loan is $65.0 million at a variable rate of LIBOR + 1.40% per annum.
(9)	Includes outstanding indebtedness secured by 91 Hartwell Avenue.
(10)	Includes outstanding principal in the amounts of $19.2 million, $6.7 million and $3.4 million which bear interest at fixed rates of 6.70%, 8.54% and 6.75%, respectively.
(11)	These loans were repaid on March 10, 2004.
(12)	This office center, which is comprised of nine buildings, was sold on February 4, 2004.

Our mortgage notes payable at December 31, 2003 will mature as follows (in thousands):

Year
2004	$446,758
2005	319,713
2006	305,821
2007	185,166
2008	1,010,594
Thereafter	1,203,348

Of the $446.8 million shown as being payable during 2004, in January 2004 we extended the maturity of $332.9 million of indebtedness related to the construction loan on Times Square Tower to 2006. Of the remaining $113.9 million due in 2004, we expect to fund the scheduled principle payments through cash flows from operations and we repaid the mortgage loan secured by One and Two Reston Overlook totaling approximately $65.9 million in March 2004.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates, including refinancing risk on our fixed rate debt. Our primary market risk results from our indebtedness, which bears interest at fixed and variable rates. The fair value of our long-term debt obligations is affected by changes in the market interest rates. We manage our market risk, in part, by attempting to match our long-term leases with long-term fixed rate debt of similar duration. We also utilize certain derivative financial instruments at times to further reduce interest rate risk. Although certain derivative instruments were not effective for accounting purposes, derivatives have been used to convert a portion of our variable rate debt to a fixed rate, or to hedge anticipated financing transactions. Derivatives are used solely for risk management purposes rather than speculation. Over 91% of our outstanding debt has fixed interest rates, which minimizes the interest rate risk until the maturity of such outstanding debt.

For the year ended December 31, 2003, we had a derivative contract in a notional amount of $150 million. Prior to the modification described below, the derivative contract provided for a fixed interest rate of 6.35% when LIBOR is less than 5.80%, 6.70% when LIBOR is between 6.70% and 7.45%, and 7.50% when LIBOR is between 7.51% and 9.00% through February 2005. In August 2003, we modified the contract to provide for the counter party to pay us LIBOR and we are required to pay the counter party LIBOR in arrears + 4.55% on the notional amount of $150 million. The derivative contract expires in February 2005. In accordance with SFAS No.133, the derivative agreement is reflected at its fair market value, which was a liability of $8.2 million at December 31, 2003.

At December 31, 2003, our variable rate debt outstanding was approximately $439 million. At December 31, 2003, the average interest rate on variable rate debt was approximately 2.87%. Exclusive of our derivative contracts, if market interest rates on our variable rate debt had been 100 basis points greater, total interest would have increased approximately $4.4 million for the year ended December 31, 2003.

At December 31, 2002, our variable rate debt outstanding was approximately $1.3 billion. At December 31, 2002, the average interest rate on variable rate debt was approximately 3.04%. Exclusive of our derivative contracts, if market interest rates on our variable rate debt had been 100 basis points greater, total interest would have increased approximately $12.6 million for the year ended December 31, 2002.

These amounts were determined solely by considering the impact of hypothetical interest rates on our financial instruments and not including the effects of our derivative contracts. Due to the uncertainty of specific actions we may undertake to minimize possible effects of market interest rate increases, this analysis assumes no changes in our financial structure.

Funds from Operations

Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after specific supplemental adjustments, including net derivative losses and early surrender lease adjustments. Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, as well as that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. FFO should not be considered as an alternative to net income available to common unitholders (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our Funds from Operations for the respective periods is calculated as follows:

	Year ended December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Net income available to common unitholders	$449,693	$539,700	$247,883	$195,865	$154,850
Add:
Preferred distributions	23,608	31,258	36,026	32,994	32,111
Cumulative effect of a change in accounting principle	—	—	8,432	—	—
Less:
Gains on sales of real estate from discontinued operations	91,942	30,916	—	—	—
Income from discontinued operations	7,079	23,182	34,487	22,122	17,414
Gains on sales of land held for development	—	4,431	3,160	—	—
Gains (losses) on sales of real estate and other assets	70,627	228,873	8,078	(313)	8,735
Income from unconsolidated joint ventures	6,016	7,954	4,186	1,758	468
Minority interests in property partnerships	1,604	2,171	1,194	(836)	(4,634)

Income before minority interests in property partnerships, income from unconsolidated joint ventures, gains(losses) on sales of real estate and other assets and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	296,033	273,431	241,236	206,128	164,978
Add:
Real estate depreciation and amortization	215,135	191,774	153,550	134,386	119,583
Income from discontinued operations	7,186	23,288	34,596	22,218	17,394
Income from unconsolidated joint ventures	6,016	7,954	4,186	1,758	468
Loss from early extinguishment of debt associated with the sale real estate(1)	1,474	2,386	—	433	—
Less:
Minority interests in property partnerships’ share of funds from operations	3,458	3,223	2,322	1,061	3,681
Preferred distributions	21,249	28,711	33,312	32,994	32,111

Funds from operations	501,137	466,899	397,934	330,868	266,631
Add (subtract):
Net derivative losses (SFAS No. 133)	1,038	11,874	26,488	—	—
Early surrender lease adjustment	—	8,520	(8,520)	—	—

Funds from operations before net derivative losses (SFAS No. 133) and after early surrender lease adjustment	$502,175	$487,293	$415,902	$330,868	$266,631

Weighted average units outstanding—basic	118,087	113,617	110,803	95,532	90,058

(1)	In accordance with SFAS No. 145, which was adopted on January 1, 2003 and reflected retroactively for all periods presented, we no longer classify losses from the extinguishments of debt as extraordinary items and therefore, under the NAREIT definition of FFO, we no longer add them to net income in calculating FFO. However, our reported FFO for the years ended December 31, 2002, 2001, 2000 and 1999 pre-dated the adoption of SFAS No. 145 and was calculated pursuant to the NAREIT definition based on accounting policies then in effect. Accordingly, we are presenting the reconciliation of FFO for such periods to net income available to common unitholders to include an adjustment for losses from the early extinguishments of debt for each period presented.

Reconciliation to Diluted Funds from Operations:

	For the years ended December 31,
	2003		2002		2001		2000		1999
	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)
Basic funds from operations before net derivative losses and after early surrender lease adjustment	$502,175	118,087	$487,293	113,617	$415,902	110,803	$330,868	95,532	$266,631	90,058
Effect of Dilutive Securities:
Convertible Preferred Units	21,249	8,375	25,114	9,821	26,720	11,012	26,422	10,393	26,428	10,360
Convertible Preferred Stock	—	—	3,412	1,366	6,592	2,625	6,572	2,625	5,834	2,337
Stock Options and other (1)	—	1,586	185	1,468	—	1,547	—	1,280	—	541

Diluted Funds from operations before net derivative losses and after early surrender lease adjustment	$523,424	128,048	$516,004	126,272	$449,214	125,987	$363,862	109,830	$298,893	103,296

(1)	Stock options are related to Boston Properties, Inc.

Net Operating Income

Net Operating Income, or “NOI,” is a non-GAAP financial measure equal to net income available to common unitholders, the most directly comparable GAAP financial measure, plus preferred distributions, cumulative effect of a change in accounting principle, loss on investments in securities, loss from early extinguishments of debt, net derivative losses, depreciation and amortization, interest expense, general and administrative expense, less gains on sales of real estate from discontinued operations, income from discontinued operations, gains on sales of land held for development, gains(losses) on sales of real estate and other assets, income from unconsolidated joint ventures, minority interest in property partnerships, interest income, development and management income. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets.

Our management also uses NOI to evaluate regional property level performance and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

The following sets forth a reconciliation of NOI to net income available to common unitholders for the fiscal years 1999 through 2003.

	Years ended December 31,
	2003	2002	2001	2000	1999
Net operating income	$830,672	$763,850	$641,991	$553,489	$479,772
Add:
Development and management services	17,347	10,748	12,167	11,837	14,708
Interest and other	3,033	5,504	12,183	8,558	6,383
Minority interests in property partnerships	1,604	2,171	1,194	(836)	(4,634)
Income from unconsolidated joint ventures	6,016	7,954	4,186	1,758	468
Gains(losses) on sales of real estate and other assets	70,627	228,873	8,078	(313)	8,735
Gains on sales of land held for development	—	4,431	3,160	—	—
Income from discontinued operations	7,079	23,182	34,487	22,122	17,414
Gains on sales of real estate from discontinued operations	91,942	30,916	—	—	—

	Years ended December 31,
	2003	2002	2001	2000	1999
Less:
General and administrative	45,359	47,292	38,312	35,659	29,455
Interest expense	299,436	263,067	211,391	204,900	193,135
Depreciation and amortization	207,712	177,755	142,414	126,764	113,295
Net derivative losses	1,038	11,874	26,488	—	—
Loss from early extinguishments of debt	1,474	2,386	—	433	—
Loss on investments in securities	—	4,297	6,500	—	—
Cumulative effect of a change in accounting principle	—	—	8,432	—	—
Preferred distributions	23,608	31,258	36,026	32,994	32,111

Net income available to common unitholders	$449,693	$539,700	$247,883	$195,865	$154,850

Contractual Obligations

As of December 31, 2003, we were subject to certain contractual payment obligations as described in the table below.

	Payments Due by Period
	Total	2004	2005	2006	2007	2008	Thereafter
	(Dollars in thousands)
Contractual Obligations:
Long-term debt
Mortgage debt	$3,471,400	$446,758	$319,713	$305,821	$185,166	$1,010,594	$1,203,348
Unsecured senior notes	1,470,320	—	—	—	—	—	1,470,320
Unsecured line of credit	63,000	—	—	63,000	—	—	—
Share of mortgage debt of unconsolidated joint ventures	161,609	20,676	13,757	2,084	2,256	2,440	120,396
Ground leases	47,735	2,040	2,060	2,082	2,104	2,127	37,322
Tenant obligations (1)	33,958	33,958	—	—	—	—	—
Construction contracts on development projects	101,114	101,114	—	—	—	—	—

Total Contractual Obligations	$5,349,136	$604,546	$335,530	$372,987	$189,526	$1,015,161	$2,831,386

(1)	Committed tenant-related obligations based on executed leases as of December 31, 2003.

We have various standing or renewable service contracts with vendors related to our property management. In addition, we have certain other utility contracts we enter into in the ordinary course of business which may extend beyond one year, which vary based on usage. These contracts include terms that provide for cancellation with insignificant or no cancellation penalties. Contract terms are generally one year or less.

Off Balance Sheet Arrangements

Joint Ventures

We have investments in six unconsolidated joint ventures, of which five have mortgage indebtedness, with ownership interests ranging from 25% to 51%. We exercise significant influence over, but do not control, these entities and therefore, they are presently accounted for using the equity method of accounting. See also Note 5 to the Consolidated Financial Statements. At December 31, 2003, our share of the debt related to these investments was equal to approximately $161.6 million. The table below summarizes our share of the outstanding debt (based on our respective ownership interests) of these joint venture properties at December 31, 2003:

Properties	Interest Rate		Principal Amount	Maturity Date
			(in thousands)
Metropolitan Square (51%)	8.23%		$69,123	May 1, 2010
Market Square North (50%)	7.70%		47,843	December 19, 2010
265 Franklin Street (35%)	2.47	%(1)(2)	18,897	October 1, 2004
140 Kendrick Street (25%)	7.51%		13,915	July 1, 2013
901 New York Avenue (25%)	2.84	%(3)(4)	11,831	November 12, 2005

Total	6.94%		$161,609

(1)	Variable rate debt at LIBOR + 1.30% per annum.
(2)	We have a guarantee obligation outstanding totaling approximately $1.4 million related to re-tenanting at this property.
(3)	The total commitment amount under this construction loan is $30.0 million (which represents our share) at a variable rate of LIBOR + 1.65% per annum. We can extend the maturity date for one year.
(4)	We and our joint venture partner have agreed to guarantee up to $7.5 million and $22.5 million, respectively, of the loan on behalf of the joint venture entity. The amounts guaranteed are subject to decrease (and elimination) upon satisfaction of certain operating performance and financial measures. In the event our partner’s guarantee is unenforceable, we have agreed to satisfy its guarantee obligations. Our partner has agreed to reimburse us for any amounts we pay in satisfaction of its guarantee obligations.

Environmental Matters

It is our policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys with respect to our properties. These pre-purchase environmental assessments have not revealed environmental conditions that we believe will have a material adverse effect on our business, assets, financial condition, results of operations or liquidity, and we are not otherwise aware of environmental conditions with respect to our properties that would have such a material adverse effect. However, from time to time pre-existing environmental conditions at our properties have required and may in the future require environmental testing and/or regulatory filings, as well as remedial action.

For example, in February 1999, one of our affiliates acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. We recently completed development of an office park on the property. The affiliate engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Under the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to our ownership, (2) continue remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify our affiliate for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses, and there can be no assurance that the amounts paid under the indemnity, if any, would be sufficient to cover the liabilities arising from any such releases and discharges.

Environmental investigations at two properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases we engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. The environmental consultant concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. We also believe that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of addressing the identified groundwater contamination, we will take necessary further response actions (if any are required). No such additional response actions are anticipated at this time.

We own a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. We engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that (1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. We have filed a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site. The consultant has recommended conducting additional investigations, including the installation of off-site monitoring wells, to determine the nature and extent of contamination potentially associated with the historic use of the subject property. We have authorized such additional investigations and will take necessary further response actions (if any are required).

Some of our properties and certain properties owned by our affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures in connection with construction and other property operations in order to achieve regulatory closure and ensure that contaminated materials are addressed in an appropriate manner. In these situations it is our practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. We use this information as part of our decision-making process with respect to the acquisition and/or development of the property. For example, we own a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which we may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. We have engaged a specially licensed environmental consultant to perform an environmental risk characterization and prepare all necessary regulatory submittals. We anticipate that additional response actions necessary to achieve regulatory closure (if any) will be performed prior to or in connection with future construction activities. When appropriate, closure documentation will be submitted for public review and comment pursuant to the state regulatory authority’s public information process.

We expect that resolution of the environmental matters relating to the above will not have a material impact on our business, assets, financial condition, results of operations or liquidity. However, we cannot assure you that we have identified all environmental liabilities at our properties, that all necessary remediation actions have been or will be undertaken at our properties or that we will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Newly Issued Accounting Standards

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard was effective beginning January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on our results of operations, financial position or liquidity.

In April 2002, the FASB issued SFAS No. 145, which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds SFAS No. 4 and SFAS No. 64, which required net gains or losses from the extinguishments of debt to be classified as extraordinary items in the income statement. We anticipate that these gains and losses will no longer be classified as extraordinary items as they are not unusual and infrequent in nature. During the year ended December 31, 2003, we recorded a loss from continuing operations of approximately $1.5 million relating to the pre-payment of a loan. The changes required by SFAS No. 145 are not expected to have a material impact on our financial position or liquidity.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued in July 2002 and became effective for us on January 1, 2003. This statement requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable that the cost will be incurred and no future economic benefit will be gained by the company for such termination costs, and costs to consolidate facilities or relocate employees. SFAS No. 146 supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” which in some cases required certain costs to be recognized before a liability was actually incurred. The adoption of this standard did not have a material impact on our results of operations, financial position, or liquidity.

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of this standard did not have a material impact on our results of operations, financial position, or liquidity.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. On November 7, 2003, the FASB deferred the effective date of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests in order to address a number of interpretation and implementation issues. We have determined that one of our consolidated finite life joint ventures qualifies as a mandatorily redeemable noncontrolling interest. As provided in the joint venture agreement, upon the termination of the partnership on December 31, 2027, should the parties elect not to further extend the agreement, the net assets of the joint venture will be distributed in proportion to each partners ownership interest. Although no such obligation exists at December 31, 2003, if we were to dissolve the partnership or sell the underlying real estate assets and satisfy any outstanding obligations, we estimate that we would have to pay approximately $12.0 million to the minority interest holder.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The adoption of FIN 45 did not have a material impact on our results of operations, financial position, or liquidity.

In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied. We do not believe that the application of FIN 46, if required, will have a material impact on our financial position, results of operations, or liquidity.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases described above.

Item 8.	Financial Statements and Supplementary Data

See “Index to Consolidated Financial Statements” on page 35.

PART IV

Item 15.	Exhibits, Financial Statement Schedule and Reports on Form 8-K

(a) Financial Statements and Financial Statement Schedule

See “Index to Consolidated Financial Statements” on page 35.

BOSTON PROPERTIES LIMITED PARTNERSHIP

Report of Independent Registered Public Accounting Firm

To the Partners of

Boston Properties Limited Partnership:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Boston Properties Limited Partnership (the “Partnership”) at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 22 to the consolidated financial statements, the Partnership, on January 1, 2001, adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted. As discussed in Note 23 to the consolidated financial statements, the Partnership, on January 1, 2002, adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 12, 2004, except for

Notes 23 and 26 as to which the date is May 28, 2004

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(in thousands, except for unit amounts)
ASSETS
Real estate:	$8,919,234	$8,608,052
Less: accumulated depreciation	(999,569)	(822,133)

Total real estate	7,919,665	7,785,919
Cash and cash equivalents	22,686	55,275
Cash held in escrows	21,321	41,906
Tenant and other receivables (net of allowance for doubtful accounts of $3,157 and $3,682, respectively)	18,425	20,458
Accrued rental income (net of allowance of $5,030 and $4,744, respectively)	189,852	165,321
Deferred charges, net	188,855	176,545
Prepaid expenses and other assets	39,350	18,015
Investments in unconsolidated joint ventures	88,786	101,905

Total assets	$8,488,940	$8,365,344

LIABILITIES, REDEEMABLE PARTNERSHIP UNITS AND PARTNERS’ CAPITAL
Liabilities:
Mortgage notes payable	$3,471,400	$4,267,119
Unsecured senior notes (net of discount of $4,680 and $2,625, respectively)	1,470,320	747,375
Unsecured bridge loan	—	105,683
Unsecured line of credit	63,000	27,043
Accounts payable and accrued expenses	92,026	73,846
Distributions payable	84,569	81,226
Interest rate contracts	8,191	14,514
Accrued interest payable	50,931	25,141
Other liabilities	80,367	81,085

Total liabilities	5,320,804	5,423,032

Commitments and contingencies	—	—

Minority interest in property partnership	27,627	29,882

Redeemable partnership units—7,087,487 and 9,201,137 preferred units outstanding at redemption value (if converted) at December 31, 2003 and 2002, respectively, and 22,365,942 and 20,474,241 common units outstanding at redemption value at December 31, 2003 and 2002, respectively	1,419,360	1,105,561

Partners’ capital—1,205,961 and 1,158,372 general partner units and 97,024,216 and 94,204,618 limited partner units outstanding at December 31, 2003 and 2002, respectively (such amounts are inclusive of accumulated other comprehensive loss and unearned compensation of $16,335 and $6,820, respectively at December 31, 2003 and $17,018 and $2,899, respectively at December 31, 2002)	1,721,149	1,806,869

Total liabilities, redeemable partnership units and partners’ capital	$8,488,940	$8,365,344

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2003	2002	2001
	(In thousands, except for per unit amounts)
Revenue
Rental:
Base rent	$1,000,908	$925,238	$782,180
Recoveries from tenants	155,548	139,781	119,542
Parking and other	54,439	50,749	51,999

Total rental revenue	1,210,895	1,115,768	953,721
Hotel revenue	70,083	44,786	—
Development and management services	17,347	10,748	12,167
Interest and other	3,033	5,504	12,183

Total revenue	1,301,358	1,176,806	978,071

Expenses
Operating
Rental	398,056	365,618	311,730
Hotel	52,250	31,086	—
General and administrative	45,359	47,292	38,312
Interest	299,436	263,067	211,391
Depreciation and amortization	207,712	177,755	142,414
Net derivative losses	1,038	11,874	26,488
Loss from early extinguishments of debt	1,474	2,386	—
Loss on investments in securities	—	4,297	6,500

Total expenses	1,005,325	903,375	736,835

Income before minority interests in property partnerships, income from unconsolidated joint ventures, gains on sales of real estate and other assets and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	296,033	273,431	241,236
Minority interests in property partnerships	1,604	2,171	1,194
Income from unconsolidated joint ventures	6,016	7,954	4,186

Income before gains on sales of real estate and other assets and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	303,653	283,556	246,616
Gains on sales of real estate and other assets	70,627	228,873	8,078
Gains on sales of land held for development	—	4,431	3,160

Income before discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	374,280	516,860	257,854
Discontinued operations:
Income from discontinued operations	7,079	23,182	34,487
Gains on sales of real estate from discontinued operations	91,942	30,916	—

Income before cumulative effect of a change in accounting principle and preferred distributions	473,301	570,958	292,341
Cumulative effect of a change in accounting principle	—	—	(8,432)

Net income before preferred distributions	473,301	570,958	283,909
Preferred distributions	(23,608)	(31,258)	(36,026)

Net income available to common unitholders	$449,693	$539,700	$247,883

Basic earnings per common unit:
Income available to common unitholders before discontinued operations and cumulative effect of a change in accounting principle	$2.97	$4.27	$2.00
Discontinued operations	0.84	0.48	0.31
Cumulative effect of a change in accounting principle	—	—	(0.07)

Net income available to common unitholders	$3.81	$4.75	$2.24

Weighted average number of common units outstanding	118,087	113,617	110,803

Diluted earnings per common unit:
Income available to common unitholders before discontinued operations and cumulative effect of a change in accounting principle	$2.93	$4.22	$1.96
Discontinued operations	0.83	0.47	0.31
Cumulative effect of a change in accounting principle	—	—	(0.07)

Net income available to common unitholders	$3.76	$4.69	$2.20

Weighted average number of common and common equivalent units outstanding	119,673	115,084	113,001

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(dollars in thousands)

Total Partners’ Capital
Balance at December 31, 2000	$993,847

Contributions	14,440
Net income allocable to general and limited partner units	201,440
Distributions	(207,936)
Accumulated other comprehensive loss	(2,123)
Unearned compensation	(1,249)
Conversion of redeemable partnership units	152,767
Adjustment to reflect redeemable partnership units at redemption value	191,406

Balance at December 31, 2001	1,342,592

Contributions	12,174
Net income allocable to general and limited partner units	442,446
Distributions	(224,716)
Accumulated other comprehensive loss	(3,150)
Unearned compensation	(802)
Conversion of redeemable partnership units	130,247
Adjustment to reflect redeemable partnership units at redemption value	108,078

Balance at December 31, 2002	1,806,869

Contributions	75,169
Net income allocable to general and limited partner units	369,018
Distributions	(243,008)
Accumulated other comprehensive loss	683
Unearned compensation	(3,921)
Conversion of redeemable partnership units	5,045
Adjustment to reflect redeemable partnership units at redemption value	(288,706)

Balance at December 31, 2003	$1,721,149

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2003	2002	2001
	(in thousands)
Net income before preferred distributions	$473,301	$570,958	$283,909
Other comprehensive income (loss):
Amortization of interest rate contracts	683	361	—
Realized loss on investments in securities included in net income before preferred distributions	—	—	6,500
Unrealized gains (losses) on investments in securities:
Unrealized holding losses arising during the period	—	—	(1,608)
Less: reclassification adjustment for the cumulative effect of a change in accounting principle included in net income before preferred distributions	—	—	6,853
Unrealized derivative losses:
Transition adjustment of interest rate contracts	—	—	(11,414)
Change in unrealized losses on derivative instruments used in cash flow hedging arrangements	—	(3,511)	(2,454)

Other comprehensive income (loss)	683	(3,150)	(2,123)

Comprehensive income	$473,984	$567,808	$281,786

The accompanying notes are an integral part of these financial statements

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2003	2002	2001
	(in thousands)
Cash flows from operating activities:
Net income before preferred distributions	$473,301	$570,958	$283,909
Adjustments to reconcile net income before preferred distributions to net cash provided by operating activities:
Depreciation and amortization	209,378	185,629	150,163
Non-cash portion of interest expense	5,513	5,558	3,937
Non-cash compensation expense	2,220	1,187	578
Loss on investments in securities	—	4,297	6,500
Non-cash portion of derivative losses	—	1,111	(16,161)
Effective portion of interest rate contracts	—	(3,511)	—
Minority interest in property partnerships	(1,497)	(2,065)	(1,085)
Distributions in excess of earnings from unconsolidated joint ventures	2,396	738	(1,451)
Gains on sales of properties	(156,789)	(264,220)	(11,238)
Losses from early extinguishment of debt	90	554	—
Cumulative effect of a change in accounting principle	—	—	8,432
Change in assets and liabilities:
Cash held in escrows	585	1,094	4,951
Tenant and other receivables, net	2,033	23,027	(16,694)
Accrued rental income, net	(52,697)	(50,466)	(27,961)
Prepaid expenses and other assets	(3,200)	1,108	10,154
Accounts payable and accrued expenses	434	3,216	29,265
Interest rate contracts	(6,323)	3,367	11,147
Accrued interest payable	25,790	16,061	3,481
Other liabilities	7,649	1,848	8,580
Tenant leasing costs	(20,608)	(62,111)	(27,104)

Total adjustments	14,974	(133,578)	135,494

Net cash provided by operating activities	488,275	437,380	419,403

Cash flows from investing activities:
Acquisitions/additions to real estate	(422,273)	(1,432,302)	(1,322,565)
Investments in unconsolidated joint ventures	(4,495)	(4,158)	(7,163)
Net proceeds from the sales of real estate	524,264	419,177	26,106

Net cash provided by (used in) investing activities	97,496	(1,017,283)	(1,303,622)

The accompanying notes are an integral part of these financial statements

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2003	2002	2001
	(in thousands)
Cash flows from financing activities:
Borrowings on unsecured line of credit	482,663	200,098	111,200
Repayments of unsecured line of credit	(446,706)	(173,055)	(111,200)
Repayments of mortgage notes	(1,210,081)	(417,230)	(229,021)
Proceeds from mortgage notes	194,615	369,155	1,128,534
Proceeds from unsecured senior notes, net of discount	722,602	747,375	—
Proceeds from unsecured bridge loan	—	1,000,000	—
Repayments of unsecured bridge loan	(105,683)	(894,317)	—
Deposits placed in mortgage escrow	(420,000)	—	—
Payments received from mortgage escrow	420,000	—	—
Mortgage payable proceeds released from escrow	—	—	57,610
Distributions	(313,811)	(297,331)	(279,260)
Partner contributions	69,028	9,774	12,665
Net (distributions) contributions to/from minority interest holder	—	(1,539)	37,539
Deferred financing costs	(10,987)	(5,819)	(26,738)

Net cash provided by (used in) financing activities	(618,360)	537,111	701,329

Net decrease in cash and cash equivalents	(32,589)	(42,792)	(182,890)
Cash and cash equivalents, beginning of period	55,275	98,067	280,957

Cash and cash equivalents, end of period	$22,686	$55,275	$98,067

Supplemental disclosures:
Cash paid for interest	$287,603	$272,576	$275,263

Interest capitalized	$19,200	$22,510	$59,292

Non-cash investing and financing activities:
Additions to real estate included in accounts payable	$17,616	$10,067	$5,547

Mortgage notes payable assumed in connection with the acquisition of real estate	$210,620	$—	$—

Distributions declared but not paid	$84,569	$81,226	$79,561

Conversions of redeemable units to partners’ capital	$5,045	$130,247	$119,604

Deposit received on real estate held for sale escrowed	$—	$20,000	$—

Issuance of restricted units to employees	$6,141	$1,989	$1,827

Unrealized loss related to investments in securities	$—	$—	$1,608

The accompanying notes are an integral part of these financial statements

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Basis of Presentation

Organization

Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership, is the entity through which Boston Properties, Inc., a self-administered and self-managed real estate investment trust (“REIT”), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Boston Properties, Inc. is the sole general partner of the Company and at December 31, 2003, owned an approximate 76.9% (76.3% at December 31, 2002) general and limited partnership interest in the Company. Partnership interests in the Company are denominated as “common units of partnership interest” (also referred to as “OP Units”) or “preferred units of partnership interest” (also referred to as “Preferred Units”). All references to OP Units and Preferred Units exclude such units held by Boston Properties, Inc. A holder of an OP Unit may present such OP Unit to the Company for redemption at any time (subject to restrictions agreed upon at the issuance of OP Units to particular holders that may restrict such right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Company must redeem such OP Unit for cash equal to the then value of a share of common stock of Boston Properties, Inc. (“Common Stock”). In lieu of a cash redemption, Boston Properties, Inc. may elect to acquire such OP Unit for one share of Common Stock. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that Boston Properties, Inc. owns, one share of Common Stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Company. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company, subject to the terms of such Preferred Units. At December 31, 2003, there was one series of Preferred Units outstanding.

All references to the Company hereafter refer to Boston Properties Limited Partnership and its subsidiaries, collectively, unless the context otherwise requires.

Properties

At December 31, 2003, the Company owned or had interests in a portfolio of 140 commercial real estate properties (142 properties at December 31, 2002) (the “Properties”) aggregating approximately 43.9 million net rentable square feet (approximately 42.4 million net rentable square feet at December 31, 2002), including three properties under construction totaling approximately 2.0 million net rentable square feet. The Properties consist of:

•	131 office properties comprised of 103 Class A office properties (including three properties under construction) and 28 Office/Technical properties;

•	four industrial properties;

•	three hotels; and

•	two retail properties.

In addition, the Company owns or controls 43 parcels of land totaling 551.3 acres and structured parking for 31,098 vehicles containing approximately 9.4 million square feet. The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers Office/Technical properties to be properties that support office, research and development and other technical uses.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of Presentation

Boston Properties, Inc. does not have any other significant assets, liabilities or operations, other than its investment in the Company, nor does it have employees of its own. The Company, not Boston Properties, Inc., executes all significant business relationships. Except for variable interest entities, all majority-owned subsidiaries and affiliates where the Company has financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Except for variable interest entities in which the Company has determined it is the primary beneficiary, investments in real estate joint ventures and companies over which the Company has the ability to exercise significant influence, but over which the Company does not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income. The Company consolidates any variable interest entity of which it has determined that it is the primary beneficiary.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN 46”). If the Company determines that an entity is deemed to be a variable interest entity (“VIE”), the enterprise that is deemed to absorb a majority of the expected losses, receive a majority of the entity’s expected residual returns, or both, is considered the primary beneficiary and must consolidate the VIE. Expected losses and residual returns for VIEs are calculated based on the probability of estimated future cash flows as defined in FIN 46. FIN 46 is effective immediately for arrangements entered into after January 31, 2003, and will be applied as of March 31, 2004, to all arrangements entered into before February 1, 2003.

2.    Summary of Significant Accounting Policies

Real Estate

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above and below market leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141), and allocates the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings at replacement cost. The Company assesses and considers fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, as well as available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has been immaterial.

The Company records acquired “above and below” market leases at their fair value (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions,

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

The Company reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Because cash flows on properties considered to be “long-lived assets to be held and used” as defined by SFAS No. 144 are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If the Company determines that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was adopted on January 1, 2002, requires that qualifying assets and liabilities and the results of operations that have been sold, or otherwise qualify as “held for sale,” be presented as discontinued operations in all periods presented if the property operations are expected to be eliminated and the Company will not have significant continuing involvement following the sale. The components of the property’s net income that is reflected as discontinued operations include the net gain (or loss) on the eventual disposition of the property held for sale, operating results, depreciation and interest expense (if the property is subject to a secured loan). Following the classification of a property as “held for sale”, no further depreciation is recorded on the assets.

A variety of costs are incurred in the acquisition, development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgement. The Company’s capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction. Interest costs capitalized for the years ended December 31, 2003, 2002 and 2001 were $19.2 million, $22.5 million and $59.3 million, respectively. Salaries and related costs capitalized for the years ended December 31, 2003, 2002 and 2001 were $3.7 million, $4.4 million and $5.8 million, respectively.

Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company computes depreciation and amortization on properties using the straight-line method based on estimated useful asset lives. In accordance with SFAS No. 141, the Company allocates the acquisition cost of real estate to land, building, tenant improvements, acquired “above-” and “below-” market leases, origination costs and acquired in-place leases based on an assessment of their fair value and depreciates or amortizes these assets (or liabilities) over their useful lives. The amortization of acquired “above-” and “below-” market leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the Consolidated Statements of Operations.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Land improvements	25 to 40 years
Buildings and improvements	10 to 40 years
Tenant improvements	Shorter of useful life or terms of related lease
Furniture, fixtures, and equipment	3 to 7 years

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of the Company’s cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit of $100,000. The Company has not experienced any losses to date on its invested cash.

Cash Held in Escrows

Escrows include amounts established pursuant to various agreements for real estate purchase and sale transactions, security deposits, property taxes, insurance and other costs.

Investments in Securities

The Company accounts for investments in securities of publicly traded companies in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Investments.” Investments in securities of non-publicly traded companies are recorded at cost, as they are not considered marketable under SFAS No. 115. During the years ended December 31, 2003, 2002 and 2001, the Company realized losses totaling $0, $4.3 million and $6.5 million, respectively, related to the write-down of securities of three technology companies. The Company determined that the decline in the fair value of these securities was other than temporary as defined by SFAS No. 115. At December 31, 2003 and 2002, the Company had no investments in securities.

Tenant and other receivables

Tenant and other accounts receivable, other than accrued rents receivable, are expected to be collected within one year.

Deferred Charges

Deferred charges include leasing costs and financing fees. Direct and incremental fees and costs incurred in the successful negotiation of leases, including brokerage, legal, internal leasing employee salaries and other costs have been deferred and are being amortized on a straight-line basis over the terms of the respective leases. Internal leasing salaries and related costs capitalized for the years ended December 31, 2003, 2002 and 2001 were $1.3 million, $0.7 million and $0.8 million, respectively. External fees and costs incurred to obtain

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

long-term financing have been deferred and are being amortized over the terms of the respective loans on a basis that approximates the effective interest method and are included with interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment or significant modification of the financing or upon the early termination of the lease, respectively. Fully amortized deferred charges are removed from the books upon the expiration of the lease or maturity of the debt.

Investments in Unconsolidated Joint Ventures

Except for ownership interests in a variable interest entity, the Company accounts for its investments in joint ventures under the equity method of accounting because it exercises significant influence over, but does not control, these entities. These investments are recorded initially at cost, as Investments in Unconsolidated Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over 40 years. Under the equity method of accounting, the net equity investment of the Company is reflected on the consolidated balance sheets, and the Company’s share of net income or loss from the joint ventures is included on the consolidated statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, the Company’s recognition of joint venture income or loss generally follows the joint venture’s distribution priorities, which may change upon the achievement of certain investment return thresholds.

To the extent that the Company contributes assets to a joint venture, the Company’s investment in joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of the joint venture. In accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures”, the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

The Company serves as property manager for the joint ventures. The Company serves as the development manager for the joint venture currently under development. The profit on development fees received from joint ventures is recognized to the extent attributable to the outside interests in the joint ventures. The Company has recognized development and management fee income earned from its joint ventures of approximately $4.7 million, $5.0 million, and $3.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the terms of the respective leases. The impact of the straight-line rent adjustment increased revenue by $48.5 million, $51.0 million and $27.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Accrued rental income represents rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. The Company maintains an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If the Company’s estimates of collectibility differ from the cash received, then the timing and amount of the Company’s reported revenue could be impacted. The credit risk is mitigated by the high quality of the

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s existing tenant base, reviews of prospective tenant’s risk profiles prior to lease execution and continual monitoring of the Company’s portfolio to identify potential problem tenants.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with EITF Issue 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” (“Issue 99-19”). Issue 99-19 requires that these reimbursements be recorded gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and has credit risk.

The Company’s hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

The Company records its development fees earned on real estate projects on a straight-line basis over the development period, which approximates the percentage of completion method described in SOP 81-1 and provides a more accurate measurement over the period of fees earned. Management fees are recorded and earned based on a percentage of collected rents at the properties under management, and not on a straight-line basis, since such fees are contingent upon the collection of rents.

The estimated fair value of warrants received in conjunction with communications license agreements are recognized over the ten-year effective terms of the license agreements.

The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 “Accounting for Sales of Real Estate.” The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Interest Expense and Interest Rate Protection Agreements

Interest expense on fixed rate debt with predetermined periodic rate increases is computed using the effective interest method over the terms of the respective loans.

From time to time, the Company enters into certain interest rate protection agreements to reduce the impact of changes in interest rates on its variable rate debt or in anticipation of issuing fixed rate debt. The fair value of these agreements is reflected on the Consolidated Balance Sheets. Changes in the fair value of these agreements are recorded in the Consolidated Statements of Operations to the extent the agreements are not effective for accounting purposes.

Earnings Per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units (including redeemable common units) outstanding during the year. Diluted earnings per common unit reflects the potential dilution that could occur from units issuable through Boston Properties, Inc.’ stock-based compensation plans, including upon the exercise of stock options, and conversion of preferred units of the Company.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments.

The Company calculates the fair value of mortgage debt and unsecured senior notes. The Company discounts the spread between the future contractual interest payments and future interest payments on mortgage debt and unsecured notes based on a current market rate. In determining the current market rate, the Company adds a market spread to the quoted yields on federal government treasury securities with similar maturity dates to debt.

Income Taxes

The partners are required to report their respective share of the Company’s taxable income or loss on their respective income tax returns and are liable for any related taxes thereon. Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s consolidated taxable REIT subsidiaries.

In January 2002, the Company formed a taxable REIT subsidiary (“TRS”), IXP, Inc. (IXP) which acts as a captive insurance company to provide earthquake re-insurance coverage for the Company’s Greater San Francisco properties. The accounts of IXP are consolidated within the Company. The captive TRS is subject to tax at the federal and state level and, accordingly, the Company has recorded a tax provision in the Company’s Consolidated Statements of Operations of $0.01 million and $0.1 million for the years ended December 31, 2003 and 2002, respectively.

Effective July 1, 2002, the Company restructured the leases with respect to its ownership of the three hotel properties by forming a TRS. The hotel TRS, a wholly owned subsidiary of the Company, is the lessee pursuant to leases for each of the hotel properties. As lessor, the Company is entitled to a percentage of gross receipts from the hotel properties. Marriott International, Inc. continues to manage the hotel properties under the Marriott® name and under terms of the existing management agreements. In connection with the restructuring, the revenue and expenses of the hotel properties are being reflected in the Company’s Consolidated Statements of Operations. The hotel TRS is subject to tax at the federal and state level and, accordingly, the Company has recorded a tax provision in the Company’s Consolidated Statements of Operations of $0.05 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively.

To assist the Company in maintaining its status as a REIT, the Company had previously leased its three hotel properties, pursuant to leases with a participation in the gross receipts of such hotel properties, to a lessee (“ZL Hotel LLC”) in which Messrs. Zuckerman and Linde, the Chairman of the Board and Chief Executive Officer of Boston Properties, Inc., respectively, were the sole member-managers. Marriott International, Inc. managed these hotel properties under the Marriott® name pursuant to management agreements with the lessee. Rental revenue from these leases totaled approximately $12.2 million for the six-month period in 2002 prior to the formation of the hotel TRS and $31.3 million for the year ended December 31, 2001.

The net difference between the tax basis and the reported amounts of the Company’s assets and liabilities is approximately $1.6 billion and $1.7 billion as of December 31, 2003 and 2002, respectively.

Certain entities included in the Company’s consolidated financial statements are subject to certain state and local taxes. These taxes are recorded as operating expenses in the accompanying consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following reconciles GAAP net income to taxable income:

	For the year ended December 31,
	2003	2002	2001
	(in thousands)
Net income before preferred distributions	$473,301	$570,958	$283,909
Straight-line rent adjustments	(47,364)	(51,268)	(28,022)
Book/Tax differences from depreciation and amortization	40,930	39,284	15,444
Book/Tax differences on gains/losses from capital transactions	(164,954)	(254,697)	(4,738)
Other book/tax differences, net	(41,114)	524	(8,464)

Taxable income	$260,799	$304,801	$258,129

Stock-based employee compensation plan

At December 31, 2003, Boston Properties, Inc. has stock-based employee compensation plans, which are described more fully in Note 18. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. All options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income available to common unitholders and earnings per common unit if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except for per unit amounts)
Net income available to common unitholders	$449,693	$539,700	$247,883
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards	(7,024)	(9,389)	(11,654)

Pro forma net income available to common unitholders	$442,669	$530,311	$236,229

Earnings per common unit:
Basic—as reported	$3.81	$4.75	$2.24

Basic—pro forma	$3.75	$4.67	$2.13

Diluted—as reported	$3.76	$4.69	$2.20

Diluted—pro forma	$3.70	$4.61	$2.09

Reclassifications

Certain prior-year balances have been reclassified in order to conform to the current-year presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include such items as depreciation and allowances for doubtful accounts. Actual results could differ from those estimates.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Real Estate

Real estate consisted of the following at December 31 (in thousands):

	2003	2002
Land	$1,689,127	$1,640,970
Land held for future development	228,193	211,961
Real estate held for sale, net	5,604	224,585
Buildings and improvements	5,911,221	5,617,725
Tenant improvements	474,228	395,979
Furniture, fixtures and equipment	68,261	68,256
Development in process	542,600	448,576

Total	8,919,234	8,608,052
Less: Accumulated depreciation	(999,569)	(822,133)

	$7,919,665	$7,785,919

4.    Deferred Charges

Deferred charges consisted of the following at December 31 (in thousands):

	2003	2002
Leasing costs	$230,156	$203,954
Financing costs	80,892	75,145

	311,048	279,099
Less: Accumulated amortization	(122,193)	(102,554)

	$188,855	$176,545

5.    Investments in Unconsolidated Joint Ventures

The investments in unconsolidated joint ventures consists of the following at December 31, 2003:

Entity	Property	% Ownership
Square 407 Limited Partnership	Market Square North	50%

The Metropolitan Square Associates LLC	Metropolitan Square	51	%(1)

BP 140 Kendrick Street LLC	140 Kendrick Street	25	%(2)

BP/CRF 265 Franklin Street Holdings LLC	265 Franklin Street	35%

BP/CRF 901 New York Avenue LLC	901 New York Avenue	25	%(2)(3)

New Jersey & H Street LLC	801 New Jersey Avenue	50	%(3)

(1)	This joint venture is accounted for under the equity method due to participatory rights of the outside partner.
(2)	Economic ownership can increase based on the achievement of certain return thresholds.
(3)	The property is not in operation (i.e., under construction or lease of undeveloped land).

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s joint venture agreements generally include provisions whereby each partner has the right to initiate a purchase or sale of its interest in the joint ventures. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners.

On April 1, 2003, the Company acquired the remaining 50% outside interest in its Discovery Square joint venture, consisting of two Class A office properties totaling 366,939 square feet located in Reston, Virginia. The Company acquired the remaining 50% interest for $18.3 million of cash and the assumption of the outside partner’s share of the mortgage debt of approximately $32.4 million. Subsequent to the acquisition, the Company repaid in full the mortgage debt on the properties totaling $64.7 million. The accounts of Discovery Square are now consolidated with the accounts of the Company.

On August 5, 2003, the Company acquired the remaining outside interests in its One Freedom Square and Two Freedom Square joint ventures, consisting of two Class A office properties totaling 831,810 square feet located in Reston, Virginia. The Company acquired the remaining interests for an aggregate of $36.0 million of cash and the assumption of the outside partner’s share of the mortgage debt of approximately $56.4 million and $35.4 million, respectively. Subsequent to the acquisition, the Company repaid in full the mortgage debt on the Two Freedom Square property totaling $70.7 million. The accounts of One Freedom Square and Two Freedom Square are now consolidated with the accounts of the Company.

On September 11, 2003, the Company entered into a joint venture with an unaffiliated third party to pursue the development of a Class A office property at 801 New Jersey Avenue in Washington, D.C. that would support approximately 1.1 million square feet of commercial development. The Company made an initial cash contribution of $3.0 million for a 50% interest in the joint venture. The unaffiliated third party partner contributed its interest as lessee in the ground lease for the property for the remaining 50% interest in the joint venture.

The combined summarized financial information of the unconsolidated joint ventures is as follows (in thousands):

	December 31,
Balance Sheets	2003	2002
Real estate and development in process, net	$567,924	$753,931
Other assets	49,772	59,665

Total assets	$617,696	$813,596

Mortgage and construction loans payable (1)	$388,196	$558,362
Other liabilities	14,749	13,436
Partners’ equity	214,751	241,798

Total liabilities and partners’ equity	$617,696	$813,596

Company’s share of equity	$85,932	$98,997
Basis differential (2)	2,854	2,908

Carrying value of the Company’s investments in unconsolidated joint ventures	$88,786	$101,905

(1)

At December 31, 2003 and 2002, the Company had a guarantee obligation outstanding with the lender totaling approximately $1.4 million and $1.7 million, respectively, related to the re-tenanting of 265 Franklin Street. In addition, the Company and its joint venture partner have agreed to guarantee up to $7.5 million and $22.5 million, respectively, of the construction loan on behalf of the 901 New York Avenue joint venture entity. The amounts guaranteed are subject to decrease (and elimination) upon the satisfaction

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of certain operating performance and financial measures. In the event the guarantee of the Company’s partner is unenforceable, the Company has agreed to satisfy its partner’s guarantee obligations. The Company’s partner has agreed to reimburse the Company for any amounts the Company pays in satisfaction of its partner’s guarantee obligations.

(2)	This amount represents the aggregate difference between the Company’s historical cost basis reflected and the basis reflected at the joint venture level, which is typically amortized over the life of the related asset. Basis differentials occur primarily upon the transfer of assets that were previously owned by the Company into a joint venture. In addition, certain acquisition, transaction and other costs may not be reflected in the net assets at the joint venture level.

Statements of Operations	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Total revenue	$89,027	$94,678	$80,813
Expenses
Operating	27,212	26,534	23,024
Interest	29,510	32,964	32,434
Depreciation and amortization	18,082	17,058	13,557

Total expenses	74,804	76,556	69,015

Net income	$14,223	$18,122	$11,798

Company’s share of net income	$6,016	$7,954	$4,186

6.    Mortgage Notes Payable

The Company had outstanding mortgage notes payable totaling approximately $3.5 billion and $4.3 billion as of December 31, 2003 and 2002, respectively, each collateralized by one or more buildings and related land included in real estate assets. The mortgage notes payable are generally due in monthly installments and mature at various dates through August 1, 2021.

Fixed rate mortgage notes payable totaled approximately $3.1 billion at December 31, 2003 and 2002, with interest rates ranging from 3.5% to 8.59% (averaging 7.0% and 7.17% at December 31, 2003 and 2002, respectively).

Variable rate mortgage notes payable (including construction loans payable) totaled approximately $375.5 million and $1.1 billion at December 31, 2003 and 2002, respectively, with interest rates ranging from 1.40% above the London Interbank Offered Rate (“LIBOR”) (LIBOR was 1.12% and 1.38% at December 31, 2003 and 2002, respectively) to 1.95% above LIBOR.

On April 14, 2003, the Company refinanced the mortgage loan totaling $376.7 million that was collateralized by its Five Times Square property in New York City. The original mortgage loan commitment was $420.0 million and the refinancing covered the loan proceeds of $376.7 million that had been advanced through that date. The new financing consisted of (1) approximately $139.7 million of cash borrowed under the Company’s revolving line of credit facility, which borrowing was collateralized by the property and subsequently refinanced during May 2003 and (2) a mortgage loan of approximately $237.0 million (which was ultimately increased to $420.0 million in August 2003) which was collateralized by the property and an equivalent amount of the Company’s cash deposited in a cash collateral account with the mortgage lender. During the term of the mortgage loan, the balance in the cash collateral account was required to equal or exceed the outstanding

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

borrowings on the mortgage loan. The mortgage loan bore interest at LIBOR plus 0.25% and was scheduled to mature on April 1, 2004. The refinancing enabled the Company to preserve transferable benefits of certain mortgage issuance costs. During the year ended December 31, 2003, the Company recognized a gain of approximately $5.8 million in connection with the assumption of the $420.0 million mortgage loan by third parties and the transfer to such third parties of such related benefits. Simultaneously with the transfer of such benefits, the Company was released of its obligation to repay the $420.0 million mortgage loan and $420.0 million in the cash collateral account was paid to the third parties for their assumption of those payment obligations. The gain has been reported in the Company’s Consolidated Statement of Operations under the caption—Gains on Sales of Real Estate and Other Assets.

On June 30, 2003, the Company agreed to a modification with its lender on its $62.7 million mortgage loan that is secured by the Reservoir Place property in Waltham, Massachusetts. The mortgage loan, prior to modification, bore interest at a fixed rate of 9.646% per annum and matured in November 2006. However, as the debt was assumed and recorded at fair value in connection with the original acquisition of the property, pursuant to the provisions of EITF 98-1, the effective interest rate for accounting purposes was 6.88% per annum prior to the modification. In connection with the modification, the Company made a principal payment of $9.1 million and incurred an up-front fee of $2.1 million. Following the modification, the mortgage loan bears interest at a fixed rate of 7.0% per annum and matures on July 1, 2009. As the modification was not considered substantially different, the fee and remaining unamortized premium will be amortized over the remaining term of the modified mortgage using the effective interest method.

In connection with the acquisition of the remaining outside interests in One Freedom Square and Two Freedom Square in Reston, Virginia on August 5, 2003, the Company assumed the outside partner’s share of the mortgage loans secured by the properties of approximately $56.4 million and $35.4 million, respectively. Immediately following the acquisition, One Freedom Square and Two Freedom Square had outstanding mortgage debt of $75.2 million and $70.7 million, respectively. Subsequent to the acquisition on August 5, 2003, the Company repaid in full the mortgage loan on the Two Freedom Square property totaling $70.7 million. Pursuant to the provisions of SFAS No. 141, the mortgage debt assumed on the One Freedom Square property totaling approximately $75.2 million, bearing interest at a fixed rate of 7.75% per annum, was recorded at its fair value of approximately $84.3 million using an effective interest rate for accounting purposes of 5.33% per annum.

On September 4, 2003, the Company restructured its $87.9 million mortgage loan secured by the 601 and 651 Gateway Boulevard properties located in South San Francisco, California. The loan bore interest at 8.40% per annum and was scheduled to mature on October 1, 2010. In connection with the modification, the Company repaid $5.7 million of principal. The restructured mortgage loan of $82.2 million requires monthly payments equal to the net cash flow from the property which will be allocated first to interest based on a rate of 3.50% per annum with the remainder applied to principal. The modified mortgage loan matures on September 1, 2006 with an option held by the lender, subject to certain conditions, to extend the term to October 1, 2010. If extended, the loan will require payments of principal and interest at a fixed interest rate of 8.00% per annum based on a 27-year amortization period. The loan provides for the payment of contingent interest up to a maximum of $10.8 million, under certain circumstances, during the extension period. The Company has not recognized any gain or loss as a result of the restructuring, and has accounted for the modified terms prospectively.

Two mortgage loans totaling $139.8 million at December 31, 2003 and a mortgage loan totaling approximately $69.3 million at December 31, 2002 have been accounted for at their fair values on the date the mortgage loans were assumed. The impact of using these accounting methods decreased interest expense by $1.3 million, $2.2 million and $1.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. The cumulative liability related to these accounting methods was $11.6 million and $5.8 million at December 31, 2003 and 2002, respectively, and is included in mortgage notes payable.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Combined aggregate principal payments of mortgage notes payable at December 31, 2003 are as follows:

(in thousands)
2004	$446,758
2005	319,713
2006	305,821
2007	185,166
2008	1,010,594
Thereafter	1,203,348

7.    Unsecured Senior Notes

The following summarizes the unsecured senior notes outstanding as of December 31, 2003 (dollars in thousands):

	Coupon/ Stated Rate	Effective Rate (1)	Principal Amount	Maturity Date
10 Year Unsecured Senior Notes	6.250%	6.296%	$750,000	01/15/13
10 Year Unsecured Senior Notes	6.250%	6.280%	175,000	01/15/13
12 Year Unsecured Senior Notes	5.625%	5.636%	300,000	04/15/15
12 Year Unsecured Senior Notes	5.000%	5.075%	250,000	06/01/15

Total principal			1,475,000
Net discount			(4,680)

Total			$1,470,320

(1)	Yield on issuance date including the effects of discounts on the notes.

The indenture relating to the unsecured senior notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of greater than 1.50, and (4) an unencumbered asset value of not less than 150% of unsecured debt. At December 31, 2003 and 2002, the Company was in compliance with each of these financial restrictions and requirements.

8.    Unsecured Bridge Loan

During 2002, the Company obtained unsecured bridge financing totaling $1.0 billion (the “Unsecured Bridge Loan”) in connection with the acquisition of 399 Park Avenue. The Unsecured Bridge Loan required interest only payments at a per annum variable rate of Eurodollar + 1.45% with a maturity date in September 2003 and was pre-payable at any time prior to its maturity without a prepayment penalty. On January 17, 2003, the Company repaid the remaining balance outstanding under the Unsecured Bridge Loan and has no further ability to borrow additional funds under the Unsecured Bridge Loan.

The terms of the Unsecured Bridge Loan required that the Company maintain a number of customary financial and other covenants on an ongoing basis, including among other things, (1) an unsecured loan-to-value ratio against our total borrowing base not to exceed 55%, unless the Company’s leverage ratio exceeds 60%, in which case it is not to exceed 50%, (2) a secured debt leverage ratio not to exceed 55%, (3) a debt service coverage ratio of 1.40 for the Company’s borrowing base, or 1.50 if the Company’s leverage ratio equals or exceeds 60%, a fixed charge ratio of 1.30, and a debt service coverage ratio of 1.50, (4) a leverage ratio not to

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) leverage can go to 65%, (5) limitations on additional indebtedness and distributions, and (6) a minimum net worth requirement.

9.    Unsecured Line of Credit

On January 17, 2003, the Company extended its $605.0 million unsecured revolving credit facility (the “Unsecured Line of Credit”) for a three-year term expiring on January 17, 2006 with a provision for a one-year extension at the option of the Company, subject to certain conditions. Outstanding balances under the Unsecured Line of Credit bear interest at a per annum variable rate of Eurodollar + 0.70%. In addition, a facility fee equal to 20 basis points per annum is payable in quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in the Company’s unsecured debt ratings. The Unsecured Line of Credit contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Company at a reduced Eurodollar rate. At December 31, 2003, there was $63.0 million outstanding under the Unsecured Line of Credit. The Company had an outstanding balance on the Unsecured Line of Credit of $173.9 million at December 31, 2002 of which approximately $146.9 million was collateralized by the Company’s 875 Third Avenue property and was included in Mortgage Notes Payable in the accompanying Consolidated Balance Sheets. The weighted-average balance outstanding was approximately $28.3 million and $15.2 million during the year ended December 31, 2003 and 2002, respectively. The weighted-average interest rate on amounts outstanding was approximately 1.87% and 3.03% during the year ended December 31, 2003 and 2002, respectively.

The terms of the Unsecured Line of Credit require that the Company maintain a number of customary financial and other covenants on an ongoing basis, including: (1) an unsecured loan-to-value ratio against our total borrowing base not to exceed 60%, unless our leverage ratio exceeds 60%, in which case it is not to exceed 55%, (2) a secured debt leverage ratio not to exceed 55%, (3) a debt service coverage ratio of at least 1.40 for our borrowing base properties, (4) a fixed charge coverage ratio of at least 1.30 and a debt service coverage ratio of at least 1.50, (5) a leverage ratio not to exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) the leverage ratio can go to 65%, (6) limitations on additional indebtedness and distributions, and (7) a minimum net worth requirement. As of December 31, 2003 and 2002, the Company was in compliance with each of these financial and other covenant requirements.

10.    Commitments and Contingencies

General

In the normal course of business, the Company guarantees its performance of services or indemnifies third parties against its negligence.

The Company has letter of credit and performance obligations of approximately $16.5 million related to lender and development requirements.

The Company has certain indebtedness guarantee obligations with lenders primarily related to rent shortfalls and re-tenanting costs for certain properties. At December 31, 2003, the Company had a guarantee obligation outstanding totaling approximately $1.4 million related to the re-tenanting of an unconsolidated joint venture property. In addition, the Company and one of its joint venture partners have agreed to guarantee up to $7.5 million and $22.5 million, respectively, of a construction loan on behalf of a joint venture entity. The amounts guaranteed are subject to decrease (and elimination) upon the satisfaction of certain operating performance and financial measures. In the event the guarantee of the Company’s partner is unenforceable, the Company has

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreed to satisfy its guarantee obligations. The Company’s partner has agreed to reimburse the Company for any amounts the Company pays in satisfaction of its partner’s guarantee obligations.

The Company’s joint venture agreements generally include provisions whereby each partner has the right to initiate a purchase or sale of its interest in the joint ventures. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners.

Concentrations of Credit Risk

Management of the Company performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Company’s properties are geographically diverse and the tenants operate in a variety of industries, to the extent the Company has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company.

Insurance

The Company carries insurance coverage on its properties of types and in amounts that it believes are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Federal Terrorism Risk Insurance Act (“TRIA”) was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) through December 31, 2004, subject to extension by the United States Department of Treasury through December 31, 2005. TRIA expires on December 31, 2005, and the Company cannot currently anticipate whether the Act will be extended. The property insurance program provides a $640 million per occurrence limit, including coverage for “certified acts of terrorism” as defined by TRIA. Additionally, the program provides $25 million of coverage for acts of terrorism other than those “certified” under TRIA.

The Company also carries earthquake insurance on its properties located in areas known to be subject to earthquakes in an amount and subject to deductibles and self-insurance that it believes are commercially reasonable. Specifically, the Company carries earthquake insurance which covers its San Francisco portfolio with a $120 million per occurrence limit and a $120 million aggregate limit, $20 million of which is provided by IXP, Inc., as a direct insurer. The amount of the Company’s earthquake insurance coverage may not be sufficient to cover losses from earthquakes. As a result of increased costs of coverage and decreased availability, the amount of third-party earthquake insurance that the Company may be able to purchase on commercially reasonable terms may be reduced. In addition, the Company may discontinue earthquake insurance on some or all of its properties in the future if the premiums exceed its estimation of the value of the coverage.

In January 2002, the Company formed a wholly-owned taxable REIT subsidiary, IXP, Inc. (“IXP”), to act as a captive insurance company and be one of the elements of the Company’s overall insurance program. IXP acts as a primary carrier with respect to a portion of the Company’s earthquake insurance coverage for its Greater San Francisco properties. Insofar as the Company owns IXP, it is responsible for its liquidity and capital resources, and the accounts of IXP are part of the Company’s consolidated financial statements. If the Company experiences a loss and IXP is required to pay under its insurance policy, the Company would ultimately record the loss to the extent of IXP’s required payment. Therefore, insurance coverage provided by IXP should not be considered as the equivalent of third-party insurance, but rather as a modified form of self-insurance.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company continues to monitor the state of the insurance market in general, and the scope and costs of coverage for acts of terrorism in particular, but it can not anticipate what coverage will be available on commercially reasonable terms in future policy years. There are other types of losses, such as from wars, acts of nuclear, biological or chemical terrorism or the presence of mold at the Company’s properties, for which the Company cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if the Company experiences a loss that is uninsured or that exceeds policy limits, it could lose the capital invested in the damaged properties, as well as the anticipated future revenue from those properties. Depending on the specific circumstances of each affected property, it is possible that the Company could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the Company’s business and financial condition and results of operations.

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

State and Local Tax Matters

Because the Company is organized as a limited partnership, it is generally not subject to federal income taxes, but is subject to certain state and local taxes. In the normal course of business, certain entities through which the Company owns real estate either have undergone, or are currently undergoing, tax audits. Although the Company believes that it has substantial arguments in favor of its positions in the ongoing audits, in some instances there is no controlling precedent or interpretive guidance on the specific point at issue. Collectively, tax deficiency notices received to date from the jurisdictions conducting the ongoing audits have not been material. However, there can be no assurance that future audits will not occur with increased frequency or that the ultimate result of such audits will not have a material adverse effect on the Company’s results of operations.

Environmental Matters

It is the Company’s policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys with respect to its properties. These pre-purchase environmental assessments have not revealed environmental conditions that the Company believes will have a material adverse effect on its business, assets, financial condition, results of operations or liquidity, and the Company is not otherwise aware of environmental conditions with respect to its properties that the Company believes would have such a material adverse effect. However, from time to time pre-existing environmental conditions at the Company’s properties have required and may in the future require environmental testing and/or regulatory filings, as well as remedial action.

For example, in February 1999, one of the Company’s affiliates acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. The Company recently completed development of an office park on the property. The Company’s affiliate engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Under the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to the

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s ownership, (2) continue remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify the Company’s affiliate for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses, and there can be no assurance that the amounts paid under the indemnity, if any, would be sufficient to cover the liabilities arising from any such releases and discharges.

Environmental investigations at two of the Company’s properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases the Company engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. The environmental consultant concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. The Company also believes that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although the Company believes that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of addressing the identified groundwater contamination, the Company will take necessary further response actions (if any are required). No such additional response actions are anticipated at this time.

The Company owns a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. The Company engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that (1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. The Company has filed a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site. The consultant has recommended conducting additional investigations, including the installation of off-site monitoring wells, to determine the nature and extent of contamination potentially associated with the historic use of the subject property. The Company has authorized such additional investigations and will take necessary further response actions (if any are required).

Some of the Company’s properties and certain properties owned by the Company’s affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures in connection with construction and other property operations in order to achieve regulatory closure and ensure that contaminated materials are addressed in an appropriate manner. In these situations it is the Company’s practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. The Company then uses this information as part of its decision-making process with respect to the acquisition and/or development of the property. For example, the Company owns a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which the Company may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. The Company has engaged a specially licensed environmental consultant to perform an environmental risk characterization and prepare all necessary regulatory submittals. The Company anticipates that additional response actions necessary to achieve regulatory closure (if any) will be performed prior to or in connection with future construction activities. When appropriate, closure documentation will be submitted for public review and comment pursuant to the state regulatory authority’s public information process.

The Company expects that resolution of the environmental matters relating to the above will not have a material impact on its business, assets, financial condition, results of operations or liquidity. However, the Company cannot assure you that it has identified all environmental liabilities at its properties, that all necessary remediation actions have been or will be undertaken at the Company’s properties or that the Company will be indemnified, in full or at all, in the event that such environmental liabilities arise.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Development

The Company has three properties currently under construction. Commitments to complete these projects totaled approximately $183.9 million at December 31, 2003. Of the remaining commitment, $183.3 million of the costs will be covered under its existing construction loans.

Sale of Property

The Company’s Partnership Agreement provides that, until June 23, 2007, the Company may not sell or otherwise transfer three designated properties (or a property acquired pursuant to the disposition of a designated property in a non-taxable transaction) in a taxable transaction without the prior written consent of Mr. Mortimer B. Zuckerman, Chairman of the Board of Directors of Boston Properties, Inc., and Mr. Edward H. Linde, President and Chief Executive Officer of Boston Properties, Inc. The Company is not required to obtain their consent if each of them does not continue to hold at least a specified percentage of their original OP Units. In connection with the acquisition or contribution of 31 other properties, the Company entered into similar agreements for the benefit of the selling or contributing parties which specifically state that until specified dates ranging from June 2006 to April 2016, or such time as the contributors do not hold at least a specified percentage of their OP Units, the Company will not sell or otherwise transfer the properties in a taxable transaction either at all or without incurring additional costs.

11.    Minority Interest in Property Partnership

The minority interest in property partnership consists of the outside equity interest in the venture that owns Citigroup Center. This venture is consolidated with the financial results of the Company because the Company exercises control over the entity that owns the property. The equity interest in the venture that is not owned by the Company, totaled approximately $27.6 million and $29.9 million at December 31, 2003 and 2002, respectively. The minority interest holder’s share of income for Citigroup Center is reflective of the Company’s preferential return on and of its capital.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Redeemable Partnership Units

The following table reflects the activity for redeemable partnership units for the years ended December 31, 2003, 2002 and 2001:

Balance at December 31, 2000	$1,631,595
Contributions	416
Net income	82,470
Distributions	(79,611)
Conversion of redeemable partnership units	(152,767)
Adjustments to reflect redeemable partnership units at redemption value	(194,237)

Balance at December 31, 2001	1,287,866

Contributions	1,788
Net income	128,512
Distributions	(74,280)
Conversion of redeemable partnership units	(130,247)
Adjustments to reflect redeemable partnership units at redemption value	(108,078)

Balance at December 31, 2002	1,105,561

Contributions	—
Net income	104,283
Distributions	(74,145)
Conversion of redeemable partnership units	(5,045)
Adjustments to reflect redeemable partnership units at redemption value	288,706

Balance at December 31, 2003	$1,419,360

Operating Partnership Units

Pursuant to the Company’s Partnership Agreement, certain limited partners in the Company have the right to redeem all or any portion of their interest for cash from the Company. However, Boston Properties, Inc. may elect to acquire the interest by issuing common stock in exchange for their interest. The amount of cash to be paid to the limited partner if the redemption right is exercised and the cash option is elected is based on the trading price of Boston Properties, Inc.’s common stock at that time. Due to the redemption option existing outside the control of the Company, such limited partners’ units are not included in Partners’ Capital.

Preferred Units

Each of the Series One Preferred Units bear a 7.25% preferred distribution on a quarterly basis in arrears. The Series One Preferred Units had a liquidation preference of $34 per unit and were convertible into OP Units at a rate of $38.25 per unit at the election of the holder. In addition, the Series One Preferred Units were redeemable for OP Units at the election of the Company on or after June 20, 2003, subject to certain provisions. The Series One Preferred Units were converted into OP Units in August 2003.

Each of the Series Two and Three and Series A Parallel Preferred Units bear a preferred distribution at an increasing rate, ranging form 5.00% to 7.00% per annum with a liquidation preference of $50 per unit and are convertible into OP Units at a rate of $38.10 per unit. In addition, the Series Two and Three and Series A Parallel Preferred Units are redeemable for cash at the election of the holder in six annual tranches beginning on May 12, 2009. The Series A Parallel Preferred Units were converted into OP Units in July 2002. During July 2002,

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

645,075 Series Two and all Series Three Preferred Units were converted into OP Units. As of December 31, 2003, the Company had 5,400,661 Series Two Preferred Units outstanding.

Each of the Series Z Preferred Units bear a preferred distribution ranging from zero to the distribution rate of an OP Unit and were convertible into OP Units at a rate of one for one. The Series Z Preferred Units had a liquidation preference of $37.25 per unit. In addition, the Series Z Preferred Units were redeemable for cash at the election of the holder for an amount equal to the greater of the value of a common share of Boston Properties, Inc. or $37.25 per unit beginning on February 11, 2002. The Series Z Preferred Units were converted into OP Units in March 2002.

Due to the redemption option and the conversion option existing outside the control of the Company, such Preferred Units are not included in Partners’ Capital and are reflected in the consolidated balance sheets at an amount equivalent to the value of such units had such units been redeemed at December 31, 2003 and 2002, respectively. Included in preferred distributions in the consolidated statements of operations is accretion of approximately $2.4 million, $2.5 million and $2.7 million for the years ended December 31, 2003, 2002 and 2001, respectively which represents the accretion of Preferred Units from the value at issuance to the liquidation value.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Partners’ Capital

The following table presents the changes in the issued and outstanding partners’ capital units since January 1, 2001:

	General Partner Units	Limited Partner Units	Total Partners’ Capital Units
Outstanding at January 1, 2001	1,104,923	85,525,166	86,630,089
Units issued to Boston Properties, Inc. related to Common Stock issued for the conversion of Preferred Units	11	8,877	8,888
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	10	8,528	8,538
Units issued to Boston Properties, Inc. related to Common Stock issued under the Restricted Stock Award Plan	54	44,788	44,842
Units issued to Boston Properties, Inc. related to Common Stock issued for stock option exercises	498	411,773	412,271
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	4,533	3,750,330	3,754,863
Units issued to Boston Properties, Inc. related to Common Stock repurchased under the Stock Repurchase Program	(95)	(78,805)	(78,900)

Outstanding at December 31, 2001	1,109,934	89,670,657	90,780,591

Units issued to Boston Properties, Inc. related to Common Stock issued for the conversion of Preferred Units	15,785	1,477,510	1,493,295
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	91	8,504	8,595
Units issued to Boston Properties, Inc. related to Common Stock issued under the Restricted Stock Award Plan	557	52,193	52,750
Units issued to Boston Properties, Inc. related to Common Stock issued for stock option exercises	3,485	326,219	329,704
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	776	72,608	73,384
Units issued to Boston Properties, Inc. related to Common Stock issued for the conversion of preferred stock	27,744	2,596,927	2,624,671

Outstanding at December 31, 2002	1,158,372	94,204,618	95,362,990

Units issued to Boston Properties, Inc. related to Common Stock issued for the conversion of Preferred Units	2,555	151,361	153,916
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	206	12,177	12,383
Units issued to Boston Properties, Inc. related to Common Stock issued under the Restricted Stock Award Plan	2,932	173,744	176,676
Units issued to Boston Properties, Inc. related to Common Stock issued for stock option exercises	40,711	2,412,080	2,452,791
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	1,185	70,236	71,421

Outstanding at December 31, 2003	1,205,961	97,024,216	98,230,177

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Future Minimum Rents

The Properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2004 to 2029. The future minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of December 31, 2003, under non-cancelable operating leases (including leases for properties under development), which expire on various dates through 2029, are as follows:

Years Ending December 31,	(in thousands)
2004	$961,617
2005	902,180
2006	829,595
2007	752,637
2008	695,550
Thereafter	3,583,873

The geographic concentration of the future minimum lease payments to be received is detailed as follows:

Location	(in thousands)
Midtown Manhattan	$4,050,113
Greater Boston	1,414,208
Greater Washington, DC	1,284,159
Greater San Francisco	705,946
New Jersey and Pennsylvania	271,026

No one tenant represented more than 10.0% of the Company’s total rental revenue for the years ended December 31, 2003, 2002 and 2001.

15.    Segment Reporting

The Company’s segments are based on the Company’s method of internal reporting which classifies its operations by both geographic area and property type. The Company’s segments by geographic area are Greater Boston, Greater Washington, D.C., Midtown Manhattan, Greater San Francisco and New Jersey and Pennsylvania. Segments by property type include: Class A Office, Office/Technical, Industrial and Hotels.

Asset information by segment is not reported because the Company does not use this measure to assess performance. Therefore, depreciation and amortization expense is not allocated among segments. Interest and other income, development and management services, general and administrative expenses, interest expense, depreciation and amortization expense, net derivative losses, losses from early extinguishments of debt and losses from investments in securities are not included in Net Operating Income as the internal reporting addresses these items on a corporate level.

Net Operating Income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States of America, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. All companies may not calculate Net Operating Income in the same manner. The Company Net Operating Income to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of the Company’s properties. During 2003, the revenue and expenses of the hotel properties have been included in the operations of the Company. During 2002, the operations of the hotel properties were reflected as a net lease payment in rental revenue and real estate tax expense in property operating expenses.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information by geographic area and property type (dollars in thousands):

For the year ended December 31, 2003:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$279,000	$196,640	$433,664	$206,305	$70,645	$1,186,254
Office/Technical	8,724	13,254	—	1,679	—	23,657
Industrial	597	—	—	387	—	984
Hotels	70,083	—	—	—	—	70,083

Total	358,404	209,894	433,664	208,371	70,645	1,280,978
% of Grand Totals	27.98%	16.39%	33.85%	16.27%	5.51%	100.00%
Rental Expenses:
Class A Office	101,728	53,737	132,491	77,757	26,378	392,091
Office/Technical	2,031	3,115	—	405	—	5,551
Industrial	373	—	—	41	—	414
Hotels	52,250	—	—	—	—	52,250

Total	156,382	56,852	132,491	78,203	26,378	450,306
% of Grand Totals	34.73%	12.63%	29.42%	17.37%	5.85%	100.00%

Net operating income	$202,022	$153,042	$301,173	$130,168	$44,267	$830,672

% of Grand Totals	24.32%	18.42%	36.26%	15.67%	5.33%	100.00%

For the year ended December 31, 2002:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$266,930	$210,580	$313,788	$220,153	$66,725	$1,078,176
Office/Technical	8,230	13,319	—	1,899	—	23,448
Industrial	1,019	—	—	422	—	1,441
Hotels	57,489	—	—	—	—	57,489

Total	333,668	223,899	313,788	222,474	66,725	1,160,554
% of Grand Totals	28.75%	19.29%	27.04%	19.17%	5.75%	100.00%
Rental Expenses:
Class A Office	99,653	58,211	97,203	77,222	25,072	357,361
Office/Technical	1,787	2,525	—	387	—	4,699
Industrial	332	—	—	39	—	371
Hotels	34,273	—	—	—	—	34,273

Total	136,045	60,736	97,203	77,648	25,072	396,704
% of Grand Totals	34.29%	15.31%	24.50%	19.57%	6.33%	100.00%

Net operating income	$197,623	$163,163	$216,585	$144,826	$41,653	$763,850

% of Grand Totals	25.87%	21.36%	28.35%	18.96%	5.45%	100.00%

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2001:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$226,573	$209,512	$180,360	$213,950	$65,689	$896,084
Office/Technical	7,837	13,189	—	2,022	—	23,048
Industrial	1,199	677	—	383	—	2,259
Hotels	32,330	—	—	—	—	32,330

Total	267,939	223,378	180,360	216,355	65,689	953,721
% of Grand Totals	28.09%	23.42%	18.91%	22.69%	6.89%	100.00%
Rental Expenses:
Class A Office	82,919	55,319	63,659	74,930	23,825	300,652
Office/Technical	1,871	2,344	—	357	—	4,572
Industrial	425	260	—	40	—	725
Hotels	5,781	—	—	—	—	5,781

Total	90,996	57,923	63,659	75,327	23,825	311,730
% of Grand Totals	29.19%	18.58%	20.42%	24.16%	7.65%	100.00%

Net operating income	$176,943	$165,455	$116,701	$141,028	$41,864	$641,991

% of Grand Totals	27.56%	25.77%	18.18%	21.97%	6.52%	100.00%

The following is a reconciliation of net operating income to net income available to common unitholders (in thousands):

	Years ended December 31,
	2003	2002	2001
Net operating income	$830,672	$763,850	$641,991
Add:
Development and management services	17,347	10,748	12,167
Interest and other	3,033	5,504	12,183
Minority interests in property partnerships	1,604	2,171	1,194
Income from unconsolidated joint ventures	6,016	7,954	4,186
Gains on sales of real estate and other assets	70,627	228,873	8,078
Gains on sales of land held for development	—	4,431	3,160
Income from discontinued operations	7,079	23,182	34,487
Gains on sales of real estate from discontinued operations	91,942	30,916	—
Less:
General and administrative	45,359	47,292	38,312
Interest expense	299,436	263,067	211,391
Depreciation and amortization	207,712	177,755	142,414
Net derivative losses	1,038	11,874	26,488
Loss from early extinguishments of debt	1,474	2,386	—
Loss on investments in securities	—	4,297	6,500
Cumulative effect of a change in accounting principle	—	—	8,432
Preferred distributions	23,608	31,258	36,026

Net income available to common unitholders	$449,693	$539,700	$247,883

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Loss from Early Extinguishments of Debt

In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” effective for fiscal years beginning after May 15, 2002, any gain or loss on extinguishments of debt in prior periods that do not meet the criteria in APB Opinion No. 30 for classification as an extraordinary items shall be reclassified. During the years ended December 31, 2003 and 2002, the Company recognized approximately $1.5 million and $2.4 million, respectively, related to the early extinguishments of debt, consisting primarily of payments of prepayment fees and the write-off of unamortized deferred financing costs. There were no losses from early extinguishments of debt during the year ended December 31, 2001. These amounts have been reclassified from extraordinary items to “Losses from early extinguishments of debt” in the Consolidated Statements of Operations.

17.    Earnings Per Common Unit

Earnings per common unit has been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of both net income and the number of common unit used in the computation of basic earnings per common unit, which utilizes the weighted average number of common units outstanding without regard to the dilutive potential common units, and diluted earnings per common unit, which includes all units, as applicable. Included in the number of units (the denominator) below are approximately 21,188,000, 20,472,000 and 20,802,000 redeemable common units for the years ended December 31, 2003, 2002 and 2001, respectively.

	For the year ended December 31, 2003 (in thousands, except for per unit amounts)
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders before discontinued operations	$350,672	118,087	$2.97
Discontinued operations	99,021	—	0.84

Net income available to common unitholders	449,693	118,087	3.81
Effect of Dilutive Securities:
Stock Options and Other	—	1,586	(0.05)

Diluted Earnings Per Common Unit
Income available to common unitholders	$449,693	119,673	$3.76

	For the year ended December 31, 2002 (in thousands, except for per unit amounts)
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders before discontinued operations	$485,602	113,617	$4.27
Discontinued operations	54,098	—	0.48

Net income available to common unitholders	539,700	113,617	4.75
Effect of Dilutive Securities:
Stock Options and Other	185	1,467	(.06)

Diluted Earnings Per Common Unit
Income available to common unitholders	$539,885	115,084	$4.69

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For the year ended December 31, 2001 (in thousands, except for per unit amounts)
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders before discontinued operations and cumulative effect of a change in accounting principle	$221,828	110,803	$2.00
Discontinued operations	34,487	—	0.31
Cumulative effect of a change in accounting principle	(8,432)	—	(0.07)

Net income available to common unitholders	247,883	110,803	2.24
Effect of Dilutive Securities:
Stock Options and Other	244	2,198	(.04)

Diluted Earnings Per Common Unit
Income available to common unitholders	$248,127	113,001	$2.20

The Company has included in its computation of diluted earnings per common unit certain stock options of Boston Properties, Inc. The Company has included such stock options in its computation of diluted earnings per common unit because the individuals to whom such options were granted are employees of the Company and its relationship with Boston Properties, Inc. requires that at all times the number of shares of Common Stock of Boston Properties, Inc. must equal the number of common units that Boston Properties, Inc. owns.

18.    Employee Benefit Plan

Effective January 1, 1985, the predecessor of the Company adopted a 401(k) Savings Plan (the “Plan”) for its employees. Under the Plan, as amended, employees as defined, are eligible to participate in the Plan after they have completed three months of service. Upon formation, the Company adopted the Plan and the terms of the Plan.

Effective January 1, 2000, the Company amended the Plan by increasing the Company’s matching contribution to 200% of the first 3% from 200% of the first 2% of participant’s eligible earnings contributed (utilizing earnings that are not in excess of $200,000, indexed for inflation) and by eliminating the vesting requirement.

The Plan provides that matching employer contributions are to be determined at the discretion of the Company. The Company’s matching contribution for the years ended December 31, 2003, 2002 and 2001 was $1.9 million, $2.0 million and $1.8 million, respectively.

Effective January 1, 2001, the Company amended the Plan to provide a supplemental retirement contribution to employees who have at least ten years of service on January 1, 2001, and who are 40 years of age or older as of January 1, 2001. The maximum supplemental retirement contribution will not exceed the annual limit on contributions established by the Internal Revenue Service. The Company will record an annual supplemental retirement credit for the benefit of each participant. The Company’s supplemental retirement contributions and credit for the years ended December 31, 2003, 2002 and 2001 was $56,446, $37,169 and $37,665, respectively.

The Company also maintains a deferred compensation plan that is designed to allow certain officers of the Company to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on these

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deferrals. The Company’s obligation under the plan is that of an unsecured promise to pay the deferred compensation to the plan participants in the future. The Company is currently setting aside funds in order to meet its future obligations under the plan.

The Company’s liability under the plan is equal to the total amount of compensation deferred by the plan participants and earnings on the deferred compensation pursuant to investments elected by the plan participants. The Company’s liability as of December 31, 2003 and 2002 was $2.0 million and $0.5 million, respectively.

19.    Stock Option and Incentive Plan and Stock Purchase Plan

Boston Properties, Inc. has established a stock option and incentive plan, on behalf of certain employees of the Company, for the purpose of attracting and retaining qualified employees and rewarding them for superior performance in achieving the Company’s business goals and enhancing stockholder value.

Under the plan, the number of shares of Common Stock available for issuance is 17,069,665 shares plus as of the first day of each calendar quarter after January 1, 2000, 9.5% of any net increase since the first day of the preceding calendar quarter in the total number of shares of Common Stock outstanding, on a fully converted basis (excluding Preferred Stock). At December 31, 2003, the number of shares available for issuance under the plan was 3,553,755.

Options granted under the plan become exercisable over a two, three or five year period and have terms of ten years. All options were granted at the fair market value of Boston Properties, Inc.’s Common Stock at the dates of grant.

Boston Properties, Inc. issued 174,451, 52,750 and 44,842 shares of restricted stock under the plan during the years ended December 31, 2003, 2002 and 2001, respectively. The shares of restricted stock were valued at approximately $6.0 million ($35.20 per share), $2.0 million ($37.70 per share) and $1.8 million ($40.75 per share) for the years ended December 31, 2003, 2002 and 2001, respectively. The restricted stock granted in 2002 and 2001 vests over a five-year period, with one-fifth of the shares vesting each year and has been recognized net of amortization as unearned compensation on the consolidated balance sheets. The restricted stock granted in 2003 will generally be expensed ratably as such restricted stock vests over the five-year vesting period. Compensation expense related to the restricted stock totaled $2.2 million, $1.2 million, and $0.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of Boston Properties, Inc.’s stock options as of December 31, 2003, 2002 and 2001 and changes during the years ended December 31, 2003, 2002 and 2001 are presented below:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2001	8,101,682	$31.15
Granted	3,247,250	$41.60
Exercised	(406,371)	$30.40
Canceled	(35,003)	$33.60

Outstanding at December 31, 2001	10,907,558	$34.28
Granted	1,423,000	$37.73
Exercised	(329,704)	$30.28
Canceled	(38,509)	$37.13

Outstanding at December 31, 2002	11,962,345	$34.80
Granted	—	—
Exercised	(2,452,791)	$29.77
Canceled	(69,874)	$38.60

Outstanding at December 31, 2003	9,439,680	$36.08

There were no options granted during the year ended December 31, 2003. The per share weighted-average fair value of options granted was $3.31 and $5.01 for the years ended December 31, 2002 and 2001, respectively. The per share fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2002 and 2001.

	2002	2001
Dividend yield	6.47%	5.72%
Expected life of option	6 Years	6 Years
Risk-free interest rate	3.32%	5.13%
Expected stock price volatility	20%	20%

The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/03	Weighted-Average Exercise Price
$25.00-$36.81	5,084,634	4.51 Years	$32.29	5,084,634	$32.29
$37.70-$42.12	4,355,046	7.36 Years	$40.50	2,486,021	$40.97

In addition, Boston Properties, Inc. had 8,549,104 and 4,999,346 options exercisable at weighted-average exercise prices of $33.43 and $31.37 at December 31, 2002 and 2001, respectively.

Boston Properties, Inc. adopted the 1999 Non-Qualified Employee Stock Purchase Plan (the “Stock Purchase Plan”) to encourage the ownership of Common Stock by eligible employees. The Stock Purchase Plan became effective on January 1, 1999 with an aggregate maximum of 250,000 shares of Common Stock available for issuance. The Stock Purchase Plan provides for eligible employees to purchase at the end of the biannual purchase periods shares of Common Stock for 85% of the average closing price during the last ten business days

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the purchase period. Boston Properties, Inc. issued 12,383, 8,595 and 8,538 shares with the weighted average fair value of the purchase right equal to $33.24 per share, $33.09 per share and $36.02 per share under the Stock Purchase Plan as of December 31, 2003, 2002 and 2001, respectively.

The Company applies Accounting Practice Bulletin Opinion No. 25 and related interpretations in accounting for its stock option and stock purchase plan. Accordingly, no compensation cost has been recognized.

The compensation cost under SFAS No. 123 for the stock performance-based plan would have been $7.0 million, $9.4 million and $11.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Had compensation cost for Boston Properties, Inc.’s grants for stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s net income, and net income per common unit for the years ended December 31, 2003, 2002 and 2001 would approximate the pro forma amounts below:

	2003	2002	2001
Net income (in thousands)	$442,669	$530,311	$236,229
Net income per common unit—basic	$3.75	$4.67	$2.13
Net income per common unit—diluted	$3.70	$4.61	$2.09

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to future anticipated awards.

20.    Selected Interim Financial Information (unaudited)

The tables below reflect the Company’s selected quarterly information for the years ended December 31, 2003 and 2002. Certain 2003 and 2002 amounts have been reclassified to conform to the current presentation of discontinued operations.

	2003 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per unit amounts)
Total revenue	$317,398	$321,161	$328,471	$334,327
Income from continuing operations	$74,180	$78,007	$72,917	$78,549
Net income available to common unitholders	$228,019	$76,967	$69,910	$74,797
Income available to common unitholders per unit—basic	$1.96	$0.66	$0.59	$0.62
Income available to common unitholders per unit —diluted	$1.94	$0.65	$0.58	$0.61

	2002 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per unit amounts)
Total revenue	$265,720	$281,044	$299,034	$331,007
Income from continuing operations	$64,654	$70,866	$70,151	$77,884
Net income available to common unitholders	$67,908	$67,285	$87,182	$317,325
Income available to common unitholders per unit—basic	$0.61	$0.60	$0.76	$2.74
Income available to common unitholders per unit—diluted	$0.60	$0.59	$0.75	$2.71

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.    Pro Forma Financial Information (unaudited)

The accompanying unaudited pro forma information for the years ended December 31, 2003 and 2002 is presented as if (1) the acquisition of 399 Park Avenue on September 25, 2002, (2) the dispositions of Fullerton Square on March 4, 2002, 7600, 7700, and 7702 Boston Boulevard on March 4, 2002, One and Two Independence Square on November 22, 2002, 2391 West Winton Avenue on December 2, 2002, the Candler Building on January 28, 2003, 875 Third Avenue on February 4, 2003 and 2300 N Street on March 18, 2003 and (3) the sales of the properties designated as held for sale and qualifying as discontinued operations at December 31, 2003 and March 31, 2004 had occurred prior to January 1, 2002. This pro forma information is based upon the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto.

This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been had the above occurred prior to January 1, 2002, nor do they purport to predict the results of operations of future periods.

Pro Forma	Year Ended December 31,
(dollars in thousands, except for per unit amounts)	2003	2002
Total revenue	$1,298,427	$1,221,664
Net income available to common unitholders	$286,730	$275,096

Basic earnings per common unit:
Net income available to common unitholders	$2.43	$2.42
Weighted average number of common units outstanding	118,087	113,617

Diluted earnings per common unit:
Net income available to common unitholders	$2.40	$2.39
Weighted average number of common and common equivalent units outstanding	119,673	115,084

22.    Derivative Instruments and Hedging Activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138 (“SFAS No. 133”), as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company’s consolidated balance sheets at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria of SFAS No. 133 are recognized in earnings. For derivatives designated as hedging instruments in qualifying cash flow hedges, the effective portion of changes in fair value of the derivatives are recognized in accumulated other comprehensive income (loss) until the forecasted transactions occur and the ineffective portions are recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) forecasted transactions. The Company also assesses and documents, both at the hedging instrument’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company entered into interest rate protection agreements during 2000, generally for the purpose of fixing interest rates on variable rate construction loans in order to reduce the budgeted interest costs on the Company’s development projects, which would translate into higher returns on investment as the development projects come on-line. Amounts included in accumulated other comprehensive income (loss) related to the effective portion of cash flow hedges will be reclassified into earnings over the estimated life of the constructed asset.

Upon adoption of SFAS No. 133, the Company recorded an asset of approximately $0.2 million (included in prepaid expenses and other assets) and recorded a liability of approximately $11.4 million for the fair values of these agreements. The offset for these entries was to a cumulative effect of a change in accounting principle and accumulated other comprehensive loss, respectively. Finally, the Company wrote-off deferred charges of approximately $1.6 million as a cumulative effect of a change in accounting principle.

The Company’s derivatives also include investments in warrants to purchase shares of common stock of other companies. Based on the terms of the warrant agreements, the warrants meet the definition of a derivative and accordingly must be marked to fair value through earnings. The Company had been recording the warrants at fair value through accumulated other comprehensive loss as available-for-sale securities under SFAS No. 115. Upon adoption of SFAS No. 133, the Company reclassified approximately $6.9 million, the fair value of the warrants, from accumulated other comprehensive loss to a cumulative effect of a change in accounting principle.

During 2001, the Company paid the fair value of the swap arrangement and two hedge contracts that were entered into during 2000 and part of 2001 in order to terminate the contracts. In addition, for the year ended December 31, 2001, the Company recorded unrealized derivative losses through other comprehensive income of approximately $2.5 million, related to the effective portion of interest rate agreements. The Company expects that within the next twelve months it will reclassify into earnings approximately $347,000 of the amount recorded in accumulated other comprehensive income relating to these agreements.

During 2002, the Company entered into treasury rate lock contracts designated and qualifying as a cash flow hedge to reduce its exposure to variability in future cash flows attributable to changes in the Treasury rate relating to a forecasted fixed rate financing. All components of the treasury rate lock agreements were included in the assessment of hedge effectiveness. The amount of hedge ineffectiveness was not material. The Company terminated these contracts upon the issuance of the fixed rate debt, and paid approximately $3.5 million, which is reflected in other comprehensive income (loss). The loss reflected in accumulated other comprehensive income (loss) will be reclassified into earnings over the term of the fixed rate debt. The Company expects that within the next twelve months it will reclassify into earnings approximately $351,000 of the amount recorded in accumulated other comprehensive income (loss) relating to these agreements.

On August 26, 2003, the Company modified its remaining derivative contract to provide for the counter-party to pay the Company LIBOR and to require the Company to pay the counter-party LIBOR + 4.55% on a notional amount of $150.0 million. The derivative contract expires on February 11, 2005. In accordance with SFAS No.133, the derivative contracts are reflected at their fair market value, which was a liability of $8.2 million and $14.5 million at December 31, 2003 and 2002, respectively.

For the years ended December 31, 2003, 2002 and 2001, the Company recorded through earnings net derivative losses of approximately $1.0 million, $11.9 million and $26.5 million, respectively, which represented the total ineffectiveness of all cash flow hedges and other non-hedging instruments, the changes in value of the embedded derivatives and the change in value of the warrants. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness, except for the time value of option contracts.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.    Discontinued Operations

Effective January 1, 2002, as required, the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which superceded SFAS No. 121. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lesser of book value or fair value less cost to sell. SFAS No. 144 retains the requirements of SFAS No. 121 regarding impairment loss recognition and measurement. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions.

During the three months ended March 31, 2004, the Company sold 430 Rozzi Place, an industrial property totaling 20,000 net rentable square feet located in South San Francisco, California, and Sugarland Business Park - Building Two, an office/technical property totaling approximately 59,000 net rentable square feet located in Herndon, Virginia. In addition, at March 31, 2004, the Company had designated as held for sale (1) Decoverly Two, Three, Six and Seven, consisting of Two Class A office properties totaling approximately 155,000 net rentable square feet and two land parcels, one of which is subject to a ground lease, located in Rockville, Maryland, (2) The Arboretum, a Class A office property totaling approximately 96,000 net rentable square feet located in Reston, Virginia, and (3) 38 Cabot Boulevard, an industrial property totaling approximately 161,000 net rentable square feet located in Langhorne, Pennsylvania. The Company has presented the properties discussed above as discontinued operations in its statements of operations for the years ended December 31, 2003, 2002 and 2001. In addition, the Company sold Hilltop Office Center, a complex of nine office/technical properties totaling approximately 143,000 net rentable square feet located in South San Francisco, California during the three months ended March 31, 2004. Due to the Company’s continuing involvement in the management, for a fee, of the Hilltop properties through an agreement with the buyers, these properties are not categorized as discontinued operations in the accompanying consolidated statements of operations.

During the year ended December 31, 2003, the Company sold 875 Third Avenue, a Class A office property totaling approximately 712,000 net rentable square feet located in New York City, New York and the Candler Building, a Class A office property totaling approximately 541,000 net rentable square feet located in Baltimore, Maryland. The Company has presented these properties as discontinued operations in its statements of operations for the years ended December 31, 2003, 2002 and 2001. In addition, the Company sold 2300 N Street, a Class A office property totaling approximately 289,000 net rentable square feet located in Washington, D.C. Due to the Company’s continuing involvement in the management, for a fee, of 2300 N Street through an agreement with the buyer, this property is not categorized as discontinued operations in the accompanying consolidated statements of operations. As a result, the gain on sale related to 2300 N Street in Washington, D.C., totaling approximately $64.7 million, has been reflected under the caption-gains on sales of real estate and other assets in the consolidated statements of operations for the year ended December 31, 2003.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2002, the Company disposed of the following properties: Fullerton Square and 7600, 7700 and 7702 Boston Boulevard consisting of five office/technical properties totaling 347,680 net rentable square feet in Springfield, Virginia and 2391 West Winton Avenue, an industrial property totaling 220,213 net rentable square feet in Hayward, California. The Company has presented these properties as discontinued operations in its statements of operations for the years ended December 31, 2002 and 2001. In addition, the Company sold One and Two Independence Square, two Class A office properties totaling 917,459 net rentable square feet in Washington, D.C. Due to the Company’s continuing involvement in the management, for a fee, of One and Two Independence Square in Washington, DC through an agreement with the buyer, these properties are not categorized as discontinued operations in the accompanying consolidated statements of operations. As a result, the gain on sale related to One and Two Independence Square in Washington, D.C., totaling approximately $228.8 million, has been reflected under the caption-gains on sales of real estate and other assets in the consolidated statements of operations for the year ended December 31, 2002. The following table summarizes income from discontinued operations and the related realized gains on sales of real estate from discontinued operations for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003	2002	2001
	(in thousands)
Total revenue	$13,744	$60,066	$74,012
Operating expenses	(4,597)	(20,287)	(19,669)
Interest Expense	(296)	(8,618)	(11,998)
Depreciation and Amortization	(1,665)	(7,873)	(7,749)
Minority interest in property partnership	(107)	(106)	(109)

Income from discontinued operations	$7,079	$23,182	$34,487

Realized gain on sale of real estate	$91,942	$30,916	$—

At December 31, 2003, the Company had designated as held for sale the following properties: Hilltop Office Center, a complex of nine office/technical properties totaling approximately 143,000 net rentable square feet located in South San Francisco, California, Sugarland Business Park—Building Two, an office/technical property totaling approximately 59,000 net rentable square feet located in Herndon, Virginia and 430 Rozzi Place, an industrial property totaling approximately 20,000 net rentable square feet located in South San Francisco, California. At December 31, 2002, the Company had 875 Third Avenue, a Class A office property totaling approximately 711,901 net rentable square feet in Midtown Manhattan, New York designated as held for sale. The anticipated sales prices for the properties held for sale exceeded their carrying values. The Company has not categorized Hilltop Office Center located in South San Francisco, California as discontinued operations in the accompanying consolidated statements of operations due to the Company’s anticipated continuing involvement in the management of these properties after the sale.

The Company’s adoption of SFAS No. 144 resulted in the presentation of the net operating results of these qualifying properties sold during 2003 and 2002, as income from discontinued operations for all periods presented. In addition, SFAS No. 144 resulted in the gains on sale of these qualifying properties totaling approximately $91.9 million and $30.9 million to be reflected as gains on sales of real estate from discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2003 and 2002, respectively. The adoption of SFAS No. 144 did not have an impact on net income available to common unitholders. SFAS No. 144 only impacted the presentation of these properties within the consolidated statements of operations.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.    Newly Issued Accounting Standards

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard was effective beginning January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Company’s results of operations, financial position or liquidity.

In April 2002, the FASB issued SFAS No. 145, which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds SFAS No. 4 and SFAS No. 64, which required net gains or losses from the extinguishments of debt to be classified as extraordinary items in the income statement. The Company anticipates that these gains and losses will no longer be classified as extraordinary as they are not unusual and infrequent in nature. The changes required by SFAS No. 145 are not expected to have a material impact on the Company’s financial position or liquidity.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued in July 2002 and became effective for the Company on January 1, 2003. This statement requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable that the cost will be incurred and no future economic benefit will be gained by the company for such termination costs, and costs to consolidate facilities or relocate employees. SFAS No. 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” which in some cases required certain costs to be recognized before a liability was actually incurred. The adoption of SFAS No. 146 did not have a material impact on the Company’s results of operations, financial position or liquidity.

On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on the Company’s financial position or results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer require classification as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after September 15, 2003. On November 7, 2003, the FASB deferred the effective date of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests in order to address a number of interpretation and implementation issues. The Company has determined that one of its consolidated finite life joint ventures qualifies as a mandatorily redeemable noncontrolling interest. As provided in the joint venture agreement, upon the termination of the partnership on December 31, 2027, should the parties elect not to

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

further extend the agreement, the net assets of the joint venture will be distributed in proportion to each partner’s ownership interest. Although no such obligation exists at December 31, 2003, if the Company were to dissolve the partnership or sell the underlying real estate assets and satisfy any outstanding obligations, the Company estimates that it would have to pay approximately $12.0 million to the minority interest holder.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The adoption of FIN 45 did not have a material impact on the Company’s results of operations, financial position, or liquidity.

In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied. The Company does not believe that the application of FIN 46, if required, will have a material impact on its financial position, results of operations, or liquidity.

25.    Related Party Transactions

The Company paid Applied Printing Technologies, a printing company affiliated with Mr. Mortimer B. Zuckerman, approximately $79,000, $76,000 and $73,000 during the years ended December 31, 2003, 2002 and 2001, respectively, for printing services principally relating to the printing of Boston Properties, Inc.’s annual report to shareholders. The selection of Applied Printing Technologies as the printer for Boston Properties, Inc.’s annual report to shareholders was made through a bidding process open to multiple printing companies.

A firm controlled by Mr. Raymond A. Ritchey’s brother was paid aggregate leasing commissions of approximately $894,000, $591,000 and $571,000 for the years ended December 31, 2003, 2002 and 2001, respectively, in connection with leases signed at the Discovery Square and Two Freedom Square properties. These properties were previously owned by joint ventures in which the Company had a 50% interest. The Company acquired the remaining interests during 2003. Mr. Ritchey is an Executive Vice President of Boston Properties, Inc.

Mr. Turchin, a member of Boston Properties, Inc.’s Board of Directors is a non-executive/non-director Vice Chairman of CB Richard Ellis (“CBRE”). Through an arrangement with CBRE and its predecessor, Insignia/ESG, Inc. that has been in place since 1985, Turchin & Associates, an entity owned by Mr. Turchin (95%) and his son (5%), participates in brokerage activities for which CBRE is retained as leasing agent, some of which involve leases for space within buildings owned by the Company. Additionally, Mr. Turchin’s son is employed by CBRE and works on transactions for which CBRE earns commission income from the Company. Mr Turchin’s son’s compensation from CBRE is in the form of salary and bonus, neither of which is directly tied to CBRE’s transactions with the Company. For the years ended December 31, 2003, 2002 and 2001, Mr. Turchin,

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

through Turchin & Associates, received commission income of $169,000, $116,000 and $943,000, respectively from commissions earned by CBRE and its predecessor, Insignia/ESG, Inc., from the Company. Pursuant to its arrangement with CBRE, Turchin & Associates has confirmed to the Company that it is paid on the same basis with respect to properties owned by the Company as it is with respect to properties owned by other clients of CBRE. Mr. Turchin does not participate in any discussions or other activities relating to the Company’s contractual arrangements with CBRE either in his capacity as a member of Boston Properties, Inc.’s Board of Directors or as a Vice Chairman of CBRE.

In April 2003, an entity controlled by Mr. Zuckerman acquired from a third party an office building located at 2400 N Street, N.W. in Washington, D.C., in which a company affiliated with Mr. Zuckerman leases 100% of the building. The Company has managed this property under a third-party management contract for many years. The Company entered into a contract with an entity controlled by Mr. Zuckerman to continue to manage this property on terms comparable with other third-party property management agreements that the Company currently has in place. The disinterested members of Boston Properties, Inc.’s Board of Directors approved Mr. Zuckerman’s acquisition of this building, as well as the management agreement between the Company and Mr. Zuckerman’s affiliate. The Company received $791,792 for reimbursements of building operating costs and management fees under the management contract in 2003.

The Company had a lease with Daily News LP (an entity controlled by Mr. Zuckerman) for office space located at Sumner Square. The Company and Daily News LP agreed to terminate the lease as of September 30, 2003 subject to another unrelated tenant within the building executing an amendment to its existing lease pursuant to which it would agree to lease the office space through December 31, 2005. Daily News LP paid the Company $49,214 in lease termination fees. The disinterested directors of Boston Properties, Inc.’s Board of Directors approved the lease termination. Daily News LP paid the Company an aggregate of $131,183 in 2003, including the aforementioned termination fees.

Boston Properties, Inc. is an internally managed REIT with a so called “UPREIT” structure and as such cannot hold any assets or conduct any business other than through the Company. There are no management or similar contracts between the Company and Boston Properties, Inc., insofar as the consolidated group operates as a single, internally managed enterprise of which Boston Properties, Inc. is the holding company. Boston Properties, Inc. is the general partner of the Company and as such manages the Company. Boston Properties, Inc. has no source of revenue other than on its equity interests in the Company. The accounts of the Company are consolidated with those of Boston Properties, Inc. and the same personnel service both companies. Accordingly, all expenses of Boston Properties, Inc. relate to the business and operations of the Company and are therefore paid directly or reimbursed by the Company. The only transactions between Boston Properties, Inc. and the Company consist of (i) contributions by Boston Properties, Inc. of consideration received from issuances of its capital stock in consideration of the issuance by the Company of common or preferred units to Boston Properties, Inc., (ii) distributions by the Company to Boston Properties, Inc. with respect to outstanding common and preferred units held by Boston Properties, Inc. and (iii) reimbursements of expenses incurred by Boston Properties, Inc. as general partner, including legal, accounting and other professional expenses.

26.    Subsequent Events

On January 16, 2004, the Company sold 430 Rozzi Place, an industrial property totaling approximately 20,000 square feet located in South San Francisco, California, for $2.5 million. The Company had a 35.7% interest in this property, which was consolidated in the Company’s financial statements due to the Company’s unilateral control.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 23, 2004, the Company refinanced its $493.5 million construction loan collateralized by the Times Square Tower property in New York City. The loan bore interest at LIBOR + 1.95% per annum and was scheduled to mature in November 2004. At December 31, 2003, the outstanding balance under the loan was $332.9 million. This loan facility totaling $475.0 million is comprised of two tranches. The first tranche consists of a $300.0 million loan commitment which bears interest at LIBOR + 0.90% per annum and matures in January 2006, with a one year extension option. The second tranche consists of a $175.0 million term loan which bears interest at LIBOR + 1.00% per annum and matures in January 2007, unless the maturity date of the first tranche is not extended, in which case it will mature in January 2006.

On January 30, 2004, a third party terminated an agreement to enter into a ground lease with the Company, and in connection therewith the Company subsequently received consideration of approximately $7.5 million.

On February 4, 2004, the Company sold Hilltop Office Center, comprised of nine office/technical properties totaling approximately 143,000 square feet located in South San Francisco, California for $18.0 million. The Company had a 35.7% interest in these properties, which were consolidated in the Company’s financial statements due to the Company’s unilateral control.

On February 10, 2004, the Company sold Sugarland Business Park— Building Two, an office/technical property totaling approximately 59,000 square feet located in Herndon, Virginia for $7.1 million.

On March 1, 2004, the Company renewed its all-risk property insurance program for the period from March 1, 2004 through March 1, 2005. The property insurance program provides a $640 million per occurrence limit, including coverage for “certified acts of terrorism” as defined by the federal Terrorism Risk Insurance Act (“TRIA”). Additionally, the program provides $615 million of coverage for acts of terrorism other than those “certified” under TRIA. The Company also carries earthquake insurance which covers its San Francisco portfolio with a $120 million per occurrence limit and a $120 million aggregate limit, $20 million of which is provided as a direct insurer by IXP, Inc., the Company’s wholly-owned taxable REIT subsidiary.

On March 1, 2004, the Company repaid the mortgage loan collateralized by its One and Two Reston Overlook properties totaling approximately $65.8 million, together with a prepayment penalty totaling approximately $0.7 million. The mortgage loan bore interest at a fixed rate of 7.45% per annum and was scheduled to mature in August 2004.

On March 3, 2004, Boston Properties, Inc. completed a public offering of 5,700,000 shares of its common stock at a public offering price of $51.40 per share resulting in net proceeds to the Company of approximately $291.1 million. Proceeds of the offering were contributed by Boston Properties, Inc. to the Company in return for 5,700,000 common units.

On March 10, 2004, the Company repaid the mortgage loans collateralized by its Lockheed Martin and NIMA properties totaling approximately $24.5 million and $20.0 million, respectively, together with prepayment penalties aggregating approximately $5.6 million. The mortgage loans bore interest at fixed rates of 6.61% and 6.51% per annum, respectively, and were scheduled to mature in June 2008.

On March 24, 2004, the Company acquired the remaining outside interests (approximately 75%) in its 140 Kendrick Street joint venture, consisting of three Class A office properties totaling 380,987 square feet located in Needham, Massachusetts. The Company acquired the remaining interests for $21.6 million of cash and the assumption of the outside partner’s share of the mortgage debt on the properties of approximately $41.6 million.

On April 1, 2004, the Company sold Decoverly Two, Three, Six and Seven, located in Rockville, Maryland, for an aggregate of $42.0 million. The properties consist of two Class A office properties totaling approximately 155,000 square feet and two land parcels, one of which is subject to a ground lease. In addition, the Company sold The Aboretum, a Class A office property totaling approximately 96,000 square feet located in Reston, Virginia, for $21.5 million.

On April 1, 2004, the Company acquired 1330 Connecticut Avenue, a 259,000 square foot Class A office property located in Washington, D.C. at a purchase price of approximately $86.6 million. In addition, the Company paid approximately $1.4 million of closing costs and will be obligated to fund an additional $9.2 million for tenant and capital improvements during approximately the first two years of ownership. The acquisition was financed with the assumption of mortgage indebtedness secured by the property totaling approximately $52.4 million, which bears interest at a fixed rate of 7.58% per annum and matures in 2011, and available cash.

On April 23, 2004, the Company obtained nuclear, biological and chemical insurance coverage with a $640 million per occurrence limit for “certified acts of terrorism” as defined by TRIA, which is provided by IXP, Inc. as a direct insurer. Under TRIA, the federal government backstops this coverage after payment of the required deductible and 10% coinsurance.

On May 5, 2004, the Board of Directors of Boston Properties, Inc. declared a second quarter dividend in the amount of $0.65 per share of Common Stock payable on July 30, 2004 to shareholders of record as of the close of business on June 30, 2004.

On May 21, 2004, the Company sold 38 Cabot Boulevard, an industrial property totaling approximately 161,000 square feet in Langhorne, Pennsylvania, for $5.8 million.